Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

SMITHFIELD FOODS, INC.

AND

JBS S.A.

March 4, 2008

(i)

(ii)

(iii)

iv

(v)

EXHIBITS

Exhibit 1.7	Buyer’s Closing Certificate
Exhibit 1.10	Cattle Supply and Custom Feeding Agreements
Exhibit 1.31	Excluded Intangibles
Exhibit 1.44	Initial Statement of Working Capital
Exhibit 1.45	Intangible Assets
Exhibit 1.47	JBS Guarantee
Exhibit 1.48	Knowledge of Seller
Exhibit 1.54	Non-Competition Agreements
Exhibit 1.58	Permits
Exhibit 1.59	Permitted Liens
Exhibit 1.62	Real Property
Exhibit 1.66	Seller’s Closing Certificate
Exhibit 1.68	Special Accounting Principles
Exhibit 1.75	Tenant Leases
Exhibit 2.1(a)-1	Excluded Assets
Exhibit 2.1(a)-2	Excluded Liabilities
Exhibit 2.1(a)-3	Excluded Contracts
Exhibit 2.1(a)-4	Assignment and Assumption Agreement
Exhibit 2.1(b)	Additional Contracts
Exhibit 2.1(d)	Liens to be Released Prior to Closing
Exhibit 3.3	Seller Required Consents
Exhibit 3.6	Capitalization
Exhibit 3.7	Company Required Consents
Exhibit 3.10	Intangible Assets Matters
Exhibit 3.11	Contracts
Exhibit 3.12	Company Litigation
Exhibit 3.13-1	September Balance Sheet
Exhibit 3.13-2	Additional Matters
Exhibit 3.14	Taxes
Exhibit 3.15	Employee Benefit Plans
Exhibit 3.16	Labor Matters
Exhibit 3.18	Environmental Matters
Exhibit 3.19	Related Party Transactions
Exhibit 3.20	Company Adverse Changes
Exhibit 3.22	Insurance
Exhibit 4.3	Buyer Required Consents
Exhibit 5.9	Termination of Certain Intercompany Contracts
Exhibit 8.1	Indemnification Matters
Exhibit 8.12	Non-Competition and Non-Solicitation
Exhibit 8.13	Release of Seller Guarantees

(vi)

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, made as of the 4th day of March, 2008, by and between SMITHFIELD FOODS, INC., a Virginia corporation, and JBS S.A., a corporation organized under the laws of Brazil.

RECITALS

WHEREAS, Seller owns the Stock, which constitutes all of the issued and outstanding capital stock of the Company, which in turn directly or indirectly owns the assets employed to conduct Seller’s beef business in the United States; and

WHEREAS, Seller desires to sell the Stock to Buyer and Buyer desires to purchase the Stock from Seller.

NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is hereby agreed that:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

Section 1.1. Additional Contracts. “Additional Contracts” shall have the meaning given in Section 2.1(b) hereof.

Section 1.2. Affiliate. “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

Section 1.3. Agreement. “Agreement” shall mean this Stock Purchase Agreement, together with the schedules and exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

Section 1.4. Asset Transfers. “Asset Transfers” shall mean the distribution of assets by the Company and its Subsidiaries to Seller or Seller’s Affiliates pursuant to Section 2.1(a) hereof.

Section 1.5. Business Day. “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, or Sao Paolo, Brazil, are generally authorized or required to close.

Section 1.6. Buyer. “Buyer” shall mean JBS S.A., a corporation organized under the laws of Brazil.

Section 1.7. Buyer’s Closing Certificate. “Buyer’s Closing Certificate” shall mean the certificate of Buyer in the form of Exhibit 1.7 attached hereto.

Section 1.8. Buyer’s Secretary’s Certificate. “Buyer’s Secretary’s Certificate” shall mean a secretary’s certificate of Buyer in customary form, including incumbency certificates with respect to the officers of Buyer who execute this Agreement and any other agreements, certificates or other documents in connection with the transactions contemplated herein.

Section 1.9. Cattle Inventory. “Cattle Inventory” shall mean all live cattle owned as of the Effective Time of Closing by the Company and its Subsidiaries, except for live cattle in the Company’s and its Subsidiaries’ “Beef Feeding Program” (commonly referred to as “bailment cattle”) as of the Effective Time of Closing.

Section 1.10. Cattle Supply and Custom Feeding Agreements. “Cattle Supply and Custom Feeding Agreements” shall mean those agreements substantially in the forms attached hereto in Exhibit 1.10.

Section 1.11. Closing. “Closing” shall mean the closing conference held at 10:00 a.m., local time, on the Closing Date, at the offices of Hunton & Williams LLP, New York, at which time the consummation of the sale of the Stock from Seller to Buyer shall occur.

Section 1.12. Closing Date. “Closing Date” shall mean the date that is three (3) Business Days after satisfaction of the conditions set forth in Articles VI and VII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions), or such other date on which the Closing shall occur as the parties hereto may mutually agree in writing.

Section 1.13. COBRA. “COBRA” shall mean Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Section 1.14. Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the applicable regulations thereunder.

Section 1.15. Company. “Company” shall mean Smithfield Beef Group, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Seller.

Section 1.16. Company Employees. “Company Employees” shall have the meaning given in Section 3.15 hereof.

Section 1.17. Confidentiality Agreement. “Confidentiality Agreement” shall mean the confidentiality letter agreement, dated December 12, 2007, between Seller and Buyer.

Section 1.18. Contracts. “Contracts” shall mean all legally binding contracts, agreements, leases, relationships and commitments, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them is bound.

Section 1.19. Dollars. “Dollars” and the symbol “$” shall mean United States dollars.

Section 1.20. Effective Time of Closing. “Effective Time of Closing” shall mean 12:01 a.m., New York City time, on the Closing Date.

Section 1.21. Employee Benefit Plans. “Employee Benefit Plans” shall have the meaning given in Section 3.15 hereof.

Section 1.22. Environmental Laws. “Environmental Laws” shall have the meaning given in Section 3.18(a)(i) hereof.

Section 1.23. Environmental Permits. “Environmental Permits” shall have the meaning given in Section 3.18(a)(ii) hereof.

Section 1.24. ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 1.25. ERISA Affiliate. “ERISA Affiliate” shall mean Seller and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code.

Section 1.26. Estimated Purchase Price. “Estimated Purchase Price” shall mean (i) if the Estimated Statement of Working Capital shows that Estimated Working Capital is less than Target Working Capital, the Initial Purchase Price less such difference or (ii) if the Estimated Statement of Working Capital shows that Estimated Working Capital is greater than Target Working Capital, the Initial Purchase Price plus such difference.

Section 1.27. Estimated Statement of Working Capital. “Estimated Statement of Working Capital” shall mean the unaudited special purpose statement of consolidated Working Capital of the Company and its Subsidiaries as of the Effective Time of Closing, as proposed and delivered by Seller in accordance with Section 2.2(a) hereof.

Section 1.28. Estimated Working Capital. “Estimated Working Capital” shall mean an amount equal to the Company’s and its Subsidiaries’ Working Capital, as reflected on the Estimated Statement of Working Capital.

Section 1.29. Excluded Assets. “Excluded Assets” shall mean, collectively (a) the assets to be distributed by the Company and its Subsidiaries to Seller or an Affiliate of Seller before the Effective Time of Closing pursuant to Section 2.1(a) hereof and (b) the Excluded Intangibles.

Section 1.30. Excluded Contracts. “Excluded Contracts” shall mean all rights and obligations of the Company and its Subsidiaries arising from and after the Effective Time of Closing under the Contracts to be assigned by the Company and its Subsidiaries, and assumed by Seller or an Affiliate of Seller, pursuant to Section 2.1(a) hereof.

Section 1.31. Excluded Intangibles. “Excluded Intangibles” shall mean those intangible assets owned, leased, licensed or otherwise used by the Company or its Subsidiaries that are described on Exhibit 1.31 attached hereto.

Section 1.32. Excluded Liabilities. “Excluded Liabilities” shall mean the liabilities of the Company and its Subsidiaries to be assumed by Seller or an Affiliate of Seller before the Effective Time of Closing pursuant to Section 2.1(a) hereof.

Section 1.33. Federal Income Tax. “Federal Income Tax” shall mean any Income Tax imposed by the United States.

Section 1.34. Final Purchase Price. “Final Purchase Price” shall mean the Initial Purchase Price, as adjusted pursuant to Section 2.3 hereof (exclusive of the interest on such adjustment as contemplated in Section 2.3 hereof).

Section 1.35. Final Statement of Working Capital. “Final Statement of Working Capital” shall mean the unaudited special purpose statement of consolidated Working Capital of the Company and its Subsidiaries as of the Effective Time of Closing, as the same may be agreed or determined in accordance with Section 2.3 hereof.

Section 1.36. Final Working Capital. “Final Working Capital” shall mean an amount equal to the Company’s and its Subsidiaries’ Working Capital, as reflected on the Final Statement of Working Capital.

Section 1.37. Five Rivers LLC. “Five Rivers LLC” shall mean Five Rivers Ranch Cattle Feeding LLC, a Delaware limited liability company and, as of the date hereof, an indirect 50% owned subsidiary of the Company.

Section 1.38. GAAP. “GAAP” shall mean generally accepted accounting principles as in effect in the United States as of the date of the subject financial statement.

Section 1.39. Governmental Authority. “Governmental Authority” shall mean any foreign, federal, state, provincial, county, city, municipal or other governmental department, commission, board, bureau, agency, authority, division, body or instrumentality, any administrative or regulatory or self-regulatory authority or agency, or any court or other judicial or arbitral body.

Section 1.40. Hazardous Materials. “Hazardous Materials” shall have the meaning given in Section 3.18(a)(iii) hereof.

Section 1.41. HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Section 1.42. Income Tax. “Income Tax” shall mean any and all taxes (however denominated) imposed upon or measured by net income, plus any interest, penalties, or additions imposed upon, or with respect to, any such taxes or in respect of any failure to comply with any requirement regarding Tax Returns for such taxes.

Section 1.43. Initial Purchase Price. “Initial Purchase Price” shall be $565.0 million.

Section 1.44. Initial Statement of Working Capital. “Initial Statement of Working Capital” shall mean the unaudited special purpose statement of consolidated Working Capital of the Company and its Subsidiaries as of September 30, 2007, a copy of which is attached hereto as Exhibit 1.44, which statement has been prepared in accordance with GAAP and in a manner consistent with the past practice of the Company, except as otherwise required by the definition of Working Capital and the Special Accounting Principles.

Section 1.45. Intangible Assets. “Intangible Assets” shall mean those registered trademarks, registered service marks, applications for trademark and service mark registrations, issued patents, and patent applications listed on Exhibit 1.45, which are (i) owned or used by the Company and its Subsidiaries and (ii) material to the businesses of the Company and its Subsidiaries, taken as a whole; provided, however, that the term Intangible Assets shall exclude the Excluded Intangibles.

Section 1.46. IRS. “IRS” shall mean the Internal Revenue Service of the United States.

Section 1.47. JBS Guarantee. “JBS Guarantee” shall mean the Guarantee substantially in the form of Exhibit 1.47 attached hereto, pursuant to which Buyer shall guarantee to Seller the full and faithful payment and performance by a permitted assignee of Buyer (as permitted by Section 10.4 hereof) of each and every obligation of Buyer hereunder that is assigned to such assignee and each and every obligation of such assignee in all documents to be delivered by such assignee to Seller at Closing.

Section 1.48. Knowledge of Seller. “Knowledge of Seller” shall mean the actual knowledge of any of the individuals listed on Exhibit 1.48 attached hereto, after reasonable inquiry.

Section 1.49. Law. “Law” shall mean any foreign, federal, state, local or other statute, directive, code, ordinance or binding agreement, judgment or decree enacted, adopted, issued, entered into or promulgated by any Governmental Authority or any governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

Section 1.50. Liens. “Liens” shall mean any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, impositions, conditional sale or other title retention agreements, options, licenses, easements or similar items of any kind whatsoever.

Section 1.51. Liens to be Released Prior to Closing. “Liens to be Released Prior to Closing” shall mean the Liens to be released prior to Closing pursuant to Section 2.1(d) hereof.

Section 1.52. Material Adverse Effect. “Material Adverse Effect” shall mean any effect, change, condition, occurrence or development that has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect on (a) the business, condition (financial or otherwise), results of operations, assets or properties of the Company and its Subsidiaries, taken as a whole, or (b) the ability of Seller to timely consummate the transactions contemplated by this Agreement, excluding, in either case, any such effect, change, condition, occurrence or development to the extent directly arising from one or more of the following: (i) public or industry knowledge of the transactions contemplated by this Agreement (including but not limited to any action or inaction by the employees, customers or vendors of the Company and its Subsidiaries); (ii) general economic and other conditions affecting the industries in which the Company and its Subsidiaries compete, including the cyclicality of the businesses of the

Company and its Subsidiaries; (iii) changes or proposed changes in Laws or interpretations thereof by Governmental Authorities; (iv) changes in GAAP or in regulatory accounting requirements applicable to the Company or its Subsidiaries; (v) any act or omission of the Company or its Subsidiaries that is expressly contemplated by this Agreement (including without limitation, the transfers or assignments of the Excluded Assets, Excluded Contracts and Excluded Liabilities pursuant to Section 2.1 hereof) or with the prior written consent of Buyer; (vi) any costs or expenses reasonably incurred or accrued in connection with the transactions contemplated by this Agreement; (vii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (viii) changes to the financial, banking or securities markets; (ix) any operating losses of a nature and in an amount similar to those prevailing prior to the date hereof; and (x) those matters disclosed on Exhibit 3.20 attached hereto; provided, however, that in the cases of clauses (ii), (iii), (iv), (vii) and (viii), such effects, changes, conditions, occurrences or developments do not disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated businesses.

Section 1.53. Material Contract. “Material Contract” shall have the meaning given in Section 3.11 hereof.

Section 1.54. Non-Competition Agreements. “Non-Competition Agreements” shall mean the Non-Competition Agreements between Buyer and Joseph W. Luter, III, C. Larry Pope and Richard J.M. Poulson substantially in the form of Exhibit 1.54.

Section 1.55. Non-Competition Period. “Non-Competition Period” shall have the meaning given in Section 8.12(a) hereof.

Section 1.56. PBGC. “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any entity succeeding to any or all of its functions.

Section 1.57. Pension Plans. “Pension Plans” shall have the meaning given in Section 3.15(a) hereof.

Section 1.58. Permits. “Permits” shall mean any and all permits, licenses and governmental authorizations, variances, consents, registrations and approvals required in the conduct of the respective businesses of the Company and its Subsidiaries including, without limitation, those Permits listed on Exhibit 1.58 attached hereto.

Section 1.59. Permitted Liens. “Permitted Liens” shall mean the following: (a) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’ and warehousemen’s Liens arising or incurred in the ordinary course of business and for amounts that are not delinquent; (b) easements, rights-of-way, restrictions, reservations and other similar encumbrances of record which do not materially impair the use and occupancy of the Real Property and the operation of the business thereon as currently conducted by the Company and its Subsidiaries occupying such Real Property; (c) Liens for Taxes not yet due and payable as of the Closing Date; (d) zoning, building and other land use laws imposed by any governmental authority having jurisdiction which are not violated in any material respect by the current use or occupancy of the Real Property or the current operation of the business thereon; (e) matters that would be reflected in a survey of the Real Property which do not materially impair the use and occupancy of the Real Property and the operation of the business thereon as currently conducted by the Company and its Subsidiaries occupying such Real Property; (f) other Liens arising or incurred in the ordinary course of business that, individually or in the aggregate, are not material in amount or significance; (g) those Liens and other matters affecting the assets of the Company and its Subsidiaries that are listed on Exhibit 1.59 attached hereto; and, (h) solely for purposes of the period prior to Closing, the Liens to be Released Prior to Closing.

Section 1.60. Person. “Person” shall mean any individual, sole proprietorship, trust, estate, executor, legal representative, unincorporated association, association, institution, corporation, company, partnership, limited liability company, limited liability partnership, joint venture or Governmental Authority.

Section 1.61. Qualified Plans. “Qualified Plans” shall have the meaning given in Section 3.15(a) hereof.

Section 1.62. Real Property. “Real Property” shall mean the real property described in Exhibit 1.62 hereto, together with, as applicable, the improvements located thereon including all appurtenant rights, claims and interests of the Company or its Subsidiaries therein, other than the Excluded Assets.

Section 1.63. Release. “Release” shall have the meaning given in Section 3.18(a)(iv) hereof.

Section 1.64. Restraints. “Restraints” shall have the meaning given in Section 6.2 hereof.

Section 1.65. Seller. “Seller” shall mean Smithfield Foods, Inc., a Virginia corporation.

Section 1.66. Seller’s Closing Certificate. “Seller’s Closing Certificate” shall mean the certificate of Seller in the form of Exhibit 1.66 attached hereto.

Section 1.67. Seller’s Secretary’s Certificate. “Seller’s Secretary’s Certificate” shall mean a secretary’s certificate of Seller in customary form, including incumbency certificates with respect to the officers of Seller who execute this Agreement and any other agreements, certificates or other documents in connection with the transactions contemplated herein.

Section 1.68. Special Accounting Principles. “Special Accounting Principles” shall mean those elections under, and modifications and exceptions to, GAAP and the Company’s past practice that are specifically described in Exhibit 1.68 attached hereto.

Section 1.69. State Income Tax. “State Income Tax” shall mean any Income Tax imposed by a state or political subdivision of a state in the United States or by the District of Columbia.

Section 1.70. Stock. “Stock” shall mean all of the issued and outstanding capital stock of the Company, consisting of 1,000 shares of common stock of the Company, par value $0.001 per share.

Section 1.71. Subsidiary; Subsidiaries. “Subsidiary” shall mean, with respect to any Person, any corporation or other form of legal entity (i) with respect to which such Person owns or controls, directly or indirectly through one or more of its Subsidiaries, an amount of the outstanding voting securities that is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, more than 50% of its equity interests) or (ii) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority, including any corporation or other legal entity with respect to which such ownership, control, membership or authority is acquired after the date of this Agreement, but only with respect to such periods in which such ownership, control, membership or authority is in effect. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary (collectively, “Subsidiaries”). With respect to the Company, the term Subsidiary shall also include Five Rivers LLC.

Section 1.72. Target Working Capital. “Target Working Capital” shall mean $100,000,000.

Section 1.73. Tax or Taxes. “Tax” or “Taxes” shall mean any taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any Governmental Authority, including, without limitation, all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, payroll, intangibles or other taxes of any kind whatsoever (whether payable directly or by withholding), together with any interest, penalties, or additions imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns or payments.

Section 1.74. Tax Return. “Tax Return” shall mean any report, return, amended return, refund claim, information statement, payee statement or other information provided or required to be provided to any Governmental Authority, with respect to Taxes, including any return of an affiliated, combined or unitary group.

Section 1.75. Tenant Leases. “Tenant Leases” shall mean all leases, subleases and licenses described in Exhibit 1.75 attached hereto granting a real property interest to any other Person for the use and occupancy of all or any part of the Company’s (or its Subsidiaries’ or controlled Affiliates’) property, together with all deposits made thereunder, if any.

Section 1.76. WARN. “WARN” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.

Section 1.77. Welfare Plans. “Welfare Plans” shall have the meaning given in Section 3.15 hereof.

Section 1.78. Working Capital. “Working Capital” shall mean the amount of all cash, accounts receivable, all inventories (except Cattle Inventory), all prepaid expenses (including the prepaid fractional jet ownership fees for the Hawker aircraft), all current and short-term deferred income Tax accounts, and all other current assets that would be included as current assets under GAAP in the Company’s and its Subsidiaries’ consolidated financial statements prepared in the ordinary course of business, consistent with past practices, except as required by this definition and the Special Accounting Principles, net of liabilities for all accounts payable, all current accrued liabilities, all current and short-term deferred income Taxes payable, and all other current liabilities that would be included as current liabilities under GAAP in the Company’s and its Subsidiaries’ consolidated financial statements prepared in the ordinary course of business, consistent with past practices, except as required by this definition and the Special Accounting Principles. Working Capital shall not include Excluded Assets, Excluded Contracts, Excluded Liabilities, or intercompany accounts that do not eliminate in consolidation of the Company and its Subsidiaries.

ARTICLE II

PRE-CLOSING ASSET AND LIABILITY TRANSFERS;

PURCHASE AND SALE OF STOCK

Section 2.1. Certain Actions to be Taken Prior to Closing.

(a) Assignment and Assumption from the Company and its Subsidiaries to the Seller. In anticipation of the sale of the Stock and the other transactions contemplated herein, prior to the Effective Time of Closing, Seller shall: (i) cause the Company and its Subsidiaries to distribute to Seller or an Affiliate of Seller by appropriate instruments of transfer those assets specifically identified in Exhibit 2.1(a)-1 attached hereto (the “Excluded Assets”); and (ii) cause the Company and its Subsidiaries to assign, and Seller or an Affiliate of Seller shall assume from the Company and its Subsidiaries, (y) those liabilities that are specifically identified on

Exhibit 2.1(a)-2 attached hereto (the “Excluded Liabilities”) and (z) all rights and obligations of the Company and its Subsidiaries arising from and after the Effective Time of Closing under the Contracts specifically identified on Exhibit 2.1(a)-3 (the “Excluded Contracts”). Such assignment and assumption shall be effected pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit 2.1(a)-4 attached hereto (the “Assignment and Assumption Agreement”).

(b) Assignment and Assumption from Seller to the Company and its Subsidiaries. In anticipation of the sale of the Stock and the other transactions contemplated herein, prior to the Effective Time of Closing, Seller or its Affiliates shall assign, and the Company or one of its Subsidiaries shall assume, all rights and obligations of Seller or Seller’s Affiliates arising from and after the Effective Time of Closing under the contracts specifically identified on Exhibit 2.1(b) attached hereto (the “Additional Contracts”). Such assignment and assumption shall be effected pursuant to an Assignment and Assumption Agreement similar in form to Exhibit 2.1(a)-4 attached hereto.

(c) Repayment of Intercompany Debt Prior to Closing. Immediately prior to the Effective Time of Closing, Seller shall cause each of the Company and its Subsidiaries to repay, through contributions of capital by Seller to the respective Company or Subsidiary, each of the Company’s or Subsidiary’s outstanding intercompany debt payable to Seller and its Affiliates as of the Effective Time of Closing, and Seller and its Affiliates shall repay each of the Company or its Subsidiaries for any outstanding intercompany debt payable to the Company or its Subsidiaries.

(d) Liens to be Released Prior to Closing. At or prior to Closing, Seller shall cause the Company and its Subsidiaries to have released, removed or cancelled all of the Liens set forth on Exhibit 2.1(d) hereof (the “Liens to be Released Prior to Closing”).

(e) Five Rivers LLC. Prior to Closing, Seller shall cause the Company to obtain direct or indirect ownership of 100% of the ownership interests of Five Rivers LLC. The cost of such acquisition shall be the sole responsibility of Seller.

Section 2.2. Purchase and Sale; Payment of Estimated Purchase Price.

(a) No less than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a draft Estimated Statement of Working Capital, which shall be prepared (i) in accordance with GAAP applied on a basis consistent with the past practice of the Company, except as otherwise required by the definition of Working Capital and the Special Accounting Principles, and (ii) in a manner consistent with the Initial Statement of Working Capital.

(b) At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Seller shall transfer, assign and convey to Buyer, and Buyer shall purchase and accept from Seller, the Stock. In consideration thereof, at the Closing: (i) Buyer shall deliver to Seller the various agreements, certificates, documents and instruments referred to in Section 7.5 hereof; (ii) Seller shall deliver to Buyer the various agreements, certificates, documents and instruments referred to in Section 6.6 hereof; and (iii) Buyer shall pay the Estimated Purchase Price to Seller in cash by wire transfer of immediately available funds in United States Dollars.

Section 2.3. Final Statement of Working Capital; Settlement of Final Purchase Price.

(a) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a draft Final Statement of Working Capital, which shall be prepared (i) in accordance with GAAP applied on a basis consistent with the past practice of the Company, except as otherwise required by the definition of Working Capital and the Special Accounting Principles, and (ii) in a manner consistent with the Initial Statement of Working Capital.

(b) If Seller has no objections to the draft Final Statement of Working Capital, such draft shall constitute the Final Statement of Working Capital. If Seller has any objections to the draft Final Statement of Working Capital, Seller shall deliver a detailed statement describing its objections to Buyer within ten (10) days after receiving the draft Final Statement of Working Capital. Buyer and Seller will use their commercially reasonable efforts to resolve any such objections. If a final resolution is not obtained within thirty (30) days after Buyer has received the statement of objections, Buyer and Seller will select a nationally-recognized independent accounting firm mutually acceptable to them to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized independent United States accounting firm by lot (after excluding Ernst & Young LLP, PricewaterhouseCoopers LLP and Grant Thornton LLP).

(c) Buyer and Seller will each submit to the selected accounting firm a written statement setting forth such party’s proposed aggregate resolution of the unresolved objections and any supporting data and analysis. The selected accounting firm, following “baseball style” arbitration, will select either Buyer’s or Seller’s proposed aggregate resolution of the objections. Buyer will revise the draft Final Statement of Working Capital as appropriate to reflect the resolution of Seller’s objections (as agreed upon by Buyer and Seller or as determined by such selected accounting firm) and deliver it to Seller within ten (10) days after the resolution of such objections. Such revised statement shall constitute the Final Statement of Working Capital.

(d) To the extent that the Final Statement of Working Capital shows that Final Working Capital is less than Estimated Working Capital, Seller shall pay such difference to Buyer in immediately available funds within two (2) Business Days of Buyer’s delivery of such Final Statement of Working Capital. To the extent that the Final Statement of Working Capital shows that Final Working Capital is greater than Estimated Working Capital, Buyer shall pay such excess to Seller in immediately available funds within two (2) Business Days of Buyer’s delivery of such Final Statement of Working Capital. All payments made pursuant to this Section 2.3(d) shall be accompanied by accrued interest thereon from the Closing Date at the prevailing prime rate as announced by JPMorgan Chase & Co. in New York, New York, from time to time.

(e) If any unresolved objections are submitted to an accounting firm for resolution as provided above, the party whose proposed resolution is not selected by the accounting firm shall pay the fees and expenses of such accounting firm.

(f) Buyer shall make the work papers used in preparing the draft Final Statement of Working Capital and the Final Statement of Working Capital available to Seller at reasonable times and upon reasonable notice at any time following delivery by Buyer of the draft Final Statement of Working Capital and during the resolution of any objections with respect thereto. If Seller has any objections to the draft Final Statement of Working Capital, Seller shall make the work papers used in preparing its objection statement available to Buyer at reasonable times and upon reasonable notice at any time following delivery by Seller of the objection statement and during the resolution of the objections set forth therein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, as of the date hereof and as of the Closing Date:

Section 3.1. Organization of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

Section 3.2. Authorization; Enforceability. The execution, delivery and performance by Seller of this Agreement, and of all of the other documents and instruments required hereby from Seller, are within the corporate power of Seller and have been duly authorized by all necessary corporate action of Seller. This Agreement is, and the other documents and instruments required hereby to which Seller is a party will be, when duly executed and delivered by the parties hereto or thereto, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.3. No Violation or Conflict by Seller. The execution, delivery and performance of this Agreement, and the other documents and instruments required hereby to which Seller is a party, by Seller do not and will not conflict with or violate any Law, judgment, order or decree binding on Seller or the Articles of Incorporation or Bylaws of Seller. Except for compliance with the HSR Act and required disclosure under the Securities Exchange Act of 1934, as amended, no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement, and the other documents and instruments required hereby to which Seller is a party, by Seller or the consummation by Seller of the transactions contemplated hereby. Except as set forth in Exhibit 3.3 attached hereto, the execution, delivery and performance of this Agreement, and the other documents and instruments required hereby to which Seller is a party, do not and will not constitute a violation or breach of any contract to which Seller is a party or by which Seller is bound, or require the consent or approval of, or any notice to, any party to any such contract or give any party to any such contract a right of termination, cancellation, acceleration or modification thereunder, except where such violation or breach or the failure to obtain such consent or approval would not have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder.

Section 3.4. Title to Stock. Seller owns good and valid title to the Stock, free and clear of any and all Liens, except for the Liens to be Released Prior to Closing, and as of the Closing Date, Seller shall own good and valid title to the Stock, free and clear of any and all Liens. Upon delivery of the Stock to Buyer at the Closing and upon Buyer’s payment of the Estimated Purchase Price therefor, good and valid title to the Stock, free and clear of all Liens, will pass to Buyer.

Section 3.5. Organization and Authority of the Company and its Subsidiaries. Each of the Company and its Subsidiaries is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of its state of incorporation or organization. Each of the Company and its Subsidiaries has full corporate or other entity power and authority to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties now are owned, operated or held. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

Section 3.6. Capitalization of the Company and its Subsidiaries.

(a) The Stock represents all of the issued and outstanding capital stock of the Company, has been duly and validly issued and is fully paid and non-assessable. There are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating the Company to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of the Company. Other than this Agreement, the Stock is not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Stock.

(b) All of the outstanding shares of capital stock of the Company’s Subsidiaries are validly issued, fully paid and nonassessable. Except as disclosed in Exhibit 3.6 attached hereto, all of the outstanding shares of capital stock, partnership, membership or equity interests of the Company’s Subsidiaries are owned by the Company, directly or indirectly through one or more intermediaries, free and clear of all Liens. Except as set forth in Exhibit 3.6 attached hereto, there are no outstanding securities, options, warrants, calls, subscriptions, conversion or other rights or Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound, granting to any third party the right to purchase or acquire any capital stock of or any partnership, membership or equity interests in any of the Company’s Subsidiaries, and there are no put rights or Contracts pursuant to which any of the Company or any of its Subsidiaries is bound to repurchase any shares of the Company’s Subsidiaries’ capital stock or partnership, membership or equity interests.

Section 3.7. Consents and Approvals; No Violation or Conflict by the Company. The execution, delivery and performance of this Agreement, and the other documents and instruments required hereby to which the Company or any of its Subsidiaries is a party, by the Company and its Subsidiaries do not and will not conflict with or violate any Law, judgment, order or decree binding on the Company or any of its Subsidiaries, or the respective charters or bylaws or similar organizational documents of the Company or any of its Subsidiaries. Except as set forth in Exhibit 3.7 attached hereto, no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated in this Agreement. Except as set forth in Exhibit 3.7 attached hereto, the execution, delivery and performance of this Agreement, and the other documents and instruments required hereby to which the Company or any of its Subsidiaries is a party, by the Company and its Subsidiaries do not and will not constitute a material violation or breach of any Material Contract, or require the consent or approval of, or any notice to, any party to any Material Contract or give any party to any Material Contract any right of termination, cancellation, acceleration, right of first offer, right of first refusal or modification thereunder.

Section 3.8. Title to and Sufficiency of Assets. The Company and its Subsidiaries own good and valid title to all assets and properties, real or personal, tangible or intangible, used in their respective businesses, free and clear of all Liens except the Permitted Liens, except those assets and properties leased or licensed pursuant to Contracts and except certain assets owned or licensed by Seller that are included among the Excluded Assets and Excluded Contracts. Such assets owned by the Company and its Subsidiaries or leased or licensed pursuant to Contracts

(but excluding the Excluded Assets and Excluded Contracts) are sufficient to conduct the businesses of the Company and its Subsidiaries as they are currently conducted in all material respects.

Section 3.9. Real Property. Exhibit 1.62 attached hereto is a true, complete and correct list of all of the Real Property owned or leased by the Company and its Subsidiaries. With respect to each such parcel of Real Property, except as set forth in Exhibit 1.62 attached hereto:

(a) the Company or its Subsidiaries (as the case may be) has good, marketable and indefeasible fee simple title to such Real Property owned by the Company or its Subsidiaries, free and clear of all liens and encumbrances, except Permitted Liens and Liens to be Released Prior to Closing;

(b) there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, lawsuits or administrative actions relating to the Real Property owned by the Company or its Subsidiaries;

(c) other than the Tenant Leases there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person (other than Seller, the Company or any of its Subsidiaries) the right to use or occupy any portion thereof;

(d) other than the rights of Buyer under this Agreement, with respect to Real Property owned by the Company or its Subsidiaries, there are no outstanding options or rights of first refusal to purchase such a parcel or any portion thereof or interest therein and, except as set forth herein, neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein;

(e) to the Knowledge of Seller, there are no Persons (other than Seller, the Company or its Subsidiaries) in possession of the Real Property, other than tenants under Tenant Leases who are in possession of space to which they are entitled under such lease or sublease; and

(f) Exhibit 1.75 attached hereto sets forth a correct and complete list of the Tenant Leases. To the Knowledge of Seller, Seller has delivered to the Buyer a true, correct and complete copy of the Tenant Leases (including all amendments, modifications and other agreements with respect thereto) to the extent in the possession of Seller. Except as set forth on Exhibit 1.75 attached hereto, to the Knowledge of Seller, the Tenant Leases are in full force and effect in accordance with their terms and the Company has neither given nor received any written notice of any breach or default under any of the Tenant Leases which has not been cured. There are no security deposits under the Tenant Leases, except as set forth on Exhibit 1.75 attached hereto. There are no commissions or tenant improvement cost obligations owing by the Company with respect to any Tenant Lease, except as set forth on Exhibit 1.75 attached hereto;

(g) the Real Property identified in Exhibit 1.62 attached hereto comprise all of the real property used to conduct the businesses of the Company and its Subsidiaries as they are currently conducted in all material respects; and

(h) neither the Company nor any Subsidiary has received any notice of any material violation of any building, zoning, subdivision or other land use laws applicable to the Real Property.

Section 3.10. Intangible Assets. Except for the Excluded Intangibles and except as set forth on Exhibit 3.10 attached hereto, the Company and its Subsidiaries own the entire right, title and interest in and to the material owned Intangible Assets, and hold under valid and subsisting licenses the material licensed Intangible Assets, subject only to the Permitted Liens. To the Knowledge of Seller, except as set forth on Exhibit 3.10 attached hereto, the operation of the

Company’s business does not infringe, misappropriate, dilute or otherwise violate the intellectual property or proprietary rights of any third party; there are no claims, demands or proceedings instituted, pending or threatened by any third party pertaining to or challenging the rights of the Company or its Subsidiaries to use any of the Intangible Assets; there is no trademark, trade name, patent or copyright owned by a third party (other than Seller) which the Company or any of its Subsidiaries is using without a license to do so; and, to the Knowledge of Seller, except as set forth on Exhibit 3.10 attached hereto, no third party has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Intangible Assets owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

Section 3.11. Contracts. Exhibit 3.11 attached hereto is a true and complete list, as of the date hereof, of all Contracts: (a) under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed debt obligations; (b) whereby the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any Person other than the Company or its Subsidiaries; (c) that constitute a lease of any real or personal property with (i)aggregate annual rental payments in excess of $2,000,000 or (ii) a remaining term in excess of one year and which is non-cancelable without penalty on notice of ninety (90) days or less and aggregate annual rental payments in excess of $1,000,000; (d) that constitute an agreement to purchase or sell a capital asset for a price in excess of $2,000,000; (e) that constitute a guaranty of any obligation for borrowed money or other guaranty; (f) that constitute an agreement with Seller or any current director, officer or Affiliate of Seller (other than the Company or its Subsidiaries); (g) that constitute an agreement with any labor union or association representing any employee of the Company or any of its Subsidiaries; (h) that constitute a bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (i) that constitute an agreement with a sales representative or distributor with a value in excess of $1,000,000; (j) that prohibit the Company from freely engaging in business anywhere in the world or concerning confidentiality (except Contracts concerning confidentiality entered into in the ordinary course of business); or (k) any other Contract involving an amount in excess of $2,000,000; which contracts shall be referred to herein as “Material Contracts.” Except as set forth in Exhibit 3.11 attached hereto, each Material Contract is in full force and effect, constitutes the valid and binding obligation of the Company or each of its Subsidiaries party thereto and, to the Knowledge of Seller, constitutes the valid and binding obligation of the other parties thereto, enforceable against such parties in accordance with its terms (except as the enforcement thereof may be limited or otherwise affected by bankruptcy, insolvency, reorganization, moratorium or other laws generally affecting the rights of creditors and subject to general equity principles (whether considered at law or in equity)). The Company and its Subsidiaries have performed each material term, covenant and condition of each of the Material Contracts which is to be performed by any of them at or before the date hereof. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a material breach or default by the Company or any of its Subsidiaries or, to the Knowledge of Seller, any other Person under any of the Material Contracts, and, to the Knowledge of Seller, no party to any of the Material Contracts intends to cancel, terminate or exercise any option under any of the Material Contracts.

Section 3.12. No Litigation. Except as listed in Exhibit 3.12 attached hereto, there is no litigation, arbitration proceeding or governmental or administrative investigation, complaint, charge, citation, suit, action or claim of any kind pending or, to the Knowledge of Seller, proposed or threatened, against the Company or any of its Subsidiaries, or relating to the respective businesses, assets or properties of the Company or any of its Subsidiaries that does, or would reasonably be expected to, involve a loss in excess of $1,000,000 individually or $10,000,000 in the aggregate or that would reasonably be expected to be material if adversely determined against the Company, and the Company and its Subsidiaries are not subject to or bound by any outstanding judgment, order or decree of any court or governmental body affecting the respective businesses, assets or properties of the Company or any of its Subsidiaries that does, or would reasonably be expected to, involve a loss in excess of $1,000,000 individually or $10,000,000 in the aggregate or that would reasonably be expected to be material if adversely determined against the Company.

Section 3.13. September Balance Sheet. The Company’s unaudited consolidated balance sheet as of September 30, 2007, a copy of which is attached hereto as Exhibit 3.13-1 (the “September Balance Sheet”), is true and correct in all material respects, and presents fairly the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and was prepared in accordance with GAAP applied on a basis consistent with the past practice of the Company, subject to the Special Accounting Principles and except as described in the Notes to the September Balance Sheet. Except as set forth in Exhibit 3.13-2 attached hereto, the Company and its Subsidiaries are not subject to any liability (including unasserted claims, whether known or unknown) or obligation, whether absolute or contingent, other than (i) liabilities that are reflected on or disclosed in the September Balance Sheet (or disclosed in the notes thereto), (ii) liabilities incurred in the ordinary course of business since September 30, 2007, or in connection with the transactions contemplated hereby or (iii) liabilities of a type that are a subject of another specific representation set forth in this Article III.

Section 3.14. Tax Matters. Except as set forth in Exhibit 3.14 attached hereto:

(a) the Company and its Subsidiaries have timely filed (taking into account all properly granted extensions) all material Tax Returns required to be filed by them with respect to all Taxes, and all such Tax Returns are true, correct and complete in all respects;

(b) the Company and its Subsidiaries have timely paid all material Taxes due and payable (whether or not shown to have become due and payable by them pursuant to such Tax Returns);

(c) there are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and those which are being contested in good faith by appropriate proceedings and, in the latter case, with respect to which adequate reserves have been provided in accordance with GAAP;

(d) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to the assessment of any Tax for any taxable period with respect to the Company and its Subsidiaries;

(e) no unresolved claim has been made by any Tax authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction;

(f) no unresolved material adjustment relating to any Taxes of the Company or any of its Subsidiaries has been proposed by any Tax authority;

(g) no audit, action, suit, proceeding, or other examination regarding Taxes for which the Company or any Subsidiary may have any material liability is currently pending against or proposed with respect to the Company or any Subsidiary;

(h) no power of attorney is currently in force that has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary;

(i) except to the extent that such amounts have been provided for in the charges, accruals and reserves for Taxes reflected in the September Balance Sheet, neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Income Tax law) executed prior to the Closing; (ii) deferred intercompany gain or any excess loss account existing as of the Closing and described in U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax law); or (iii) installment sale made on or prior to the Closing;

(j) except for any tax sharing or similar agreement among members of the Seller Tax Group and any lease or other commercial agreement entered into in the ordinary course of business, neither the Company nor any of its Subsidiaries (i) is a party to any written tax sharing agreement or similar agreement, arrangement or practice or tax indemnity obligation or similar agreement, arrangement or practice or (ii) is liable for taxes of any other Person as transferee whether by contract or operation of law;

(k) the Company and its Subsidiaries have complied in all material respects with all Laws relating to the withholding of Taxes and have duly and timely withheld and collected all required amounts from employee salaries, wages and compensation and from all other amounts paid, and have paid over such amounts to the appropriate Tax authority; and

(l) the Company and its Subsidiaries file a consolidated Federal Income Tax Return with Seller and other members of the affiliated group, within the meaning of Section 1504(a)(4) of the Code, of which Seller is a member.

Section 3.15. Employee Benefit Plans.

(a) Exhibit 3.15 attached hereto sets forth a true, complete and correct list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), including each severance pay, bonus, deferred compensation, incentive compensation, stock purchase, stock option, hospitalization or other medical, life, disability or other welfare, pension, profit-sharing and retirement program (the “Employee Benefit Plans”) covering present and former employees of the Company and its Subsidiaries (“Company Employees”). Exhibit 3.15 attached hereto identifies (i) each “pension plan” (as defined in Section 3(2) of ERISA) (the “Pension Plans”), and denotes those Pension Plans intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”), and (ii) each “welfare plan” (as defined in Section 3(1) of ERISA) (the “Welfare Plans”), maintained for the benefit of Company Employees or to which Seller, the Company, its Subsidiaries or any ERISA Affiliate contributes on behalf of Company Employees. True, complete and correct copies of the following documents, with respect to each of the Employee Benefit Plans, have been made available or delivered to Buyer by Seller: (w) any plans and related trust documents, and all amendments thereto; (x) the most recent Forms 5500 and all schedules thereto; (y) the most recent IRS determination letter(s); and (z) the most recent summary plan descriptions. Each Employee Benefit Plan is enforceable in accordance with its terms in all material respects.

(b) Each Qualified Plan complies in all material respects with applicable Law, and the IRS has issued favorable determination letters to the effect that the forms of Qualified

Plans (or predecessor plans) satisfy the requirements of Section 401(a) and related Sections of the Code. To the Knowledge of Seller, there are no facts or circumstances that would jeopardize or adversely affect the qualification under Code Section 401(a) of any Qualified Plan or otherwise have a material adverse effect on the qualified status of any Qualified Plan.

(c) As of the Effective Time of Closing, full payment of all contributions will be made or accrued on the Final Statement of Working Capital with respect to each Employee Benefit Plan (including all employer contributions and employee salary reduction contributions) that are either required under the terms thereof or under ERISA or the Code. No “accumulated funding deficiency” (as defined in ERISA Section 302 or Code Section 412), whether or not waived, exists with respect to any Pension Plan and all required contributions for plan years ending on or before December 31, 2006, that are required to be made before the Closing Date have been or will be made prior to the Closing Date. None of Seller, the Company, its Subsidiaries, any ERISA Affiliate or any organization to which Seller is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA. No Pension Plan has incurred a “reportable event” as such term is defined in Section 4043 of ERISA.

(d) Each Employee Benefit Plan has been administered in accordance with its terms, except where any noncompliance would not have, alone or in the aggregate, a Material Adverse Effect. In addition, each Employee Benefit Plan complies, and has been administered in accordance with, any applicable provisions of ERISA and the rulings and regulations promulgated thereunder (including the continuation coverage requirements of group health plans under COBRA), and all other applicable Laws, except where any noncompliance would not have, alone or in the aggregate, a Material Adverse Effect. Except as set forth in Exhibit 3.15 attached hereto, Seller, the Company, its Subsidiaries and each ERISA Affiliate have filed all reports, returns and other documentation and paid all premiums and Taxes associated therewith that are required to have been filed and paid with respect to each Employee Benefit Plan with the IRS, the Department of Labor, the PBGC or any other governmental agency (federal, state or local) and such have been filed and paid on a timely basis, except in each instance in which the failure to file such reports, returns and other documents would not have, alone or in the aggregate, a Material Adverse Effect. Except as set forth in Exhibit 3.15 attached hereto, no material lawsuits, complaints, investigations or proceedings to or by any Person have been publicly filed or commenced or, to the Knowledge of Seller, are proposed or threatened, with respect to any Employee Benefit Plan.

(e) None of Seller, the Company, its Subsidiaries or any ERISA Affiliate is a party to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA and that is subject to Title IV of ERISA) with respect to the Company and its Subsidiaries and neither Seller, the Company, its Subsidiaries nor any ERISA Affiliate has received a notice of, or incurred, any withdrawal liability with respect to any such “multiemployer plan” that will not have been satisfied as of the Closing Date.

(f) Except as set forth in Exhibit 3.15 attached hereto or as required under COBRA or the terms of any Pension Plan, the Company and its Subsidiaries are not obligated to provide or to pay any benefits to former employees, or to their dependents or beneficiaries, solely as a result of the consummation of the transactions contemplated in this Agreement.

(g) Except as set forth in Exhibit 3.15 attached hereto, at the Effective Time of Closing there will be no bonuses, profit sharing, incentives, commissions or other compensation of any kind, including severance benefits, or accrued vacation time or pay, due to any Company Employees with respect to employment or termination of employment by the Company or any of its Subsidiaries prior to the Effective Time of Closing, which have not been fully paid, or accrued in the Final Statement of Working Capital; provided, however, that no such payments or accruals shall be required with respect to any such amounts (including, without limitation, severance benefits) that become due and payable as a result of actions taken by the Company or any of its Subsidiaries on or after the Closing Date. Except as set forth in Exhibit 3.15 attached hereto, no severance pay obligation under any Employee Benefit Plan, Contract or at Law, with respect to Company Employees, will be triggered solely by the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. Neither the Company and its Subsidiaries nor the Buyer, solely as a result of the purchase of the Stock by Buyer, shall be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” (as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future).

(h) Except as set forth in Exhibit 3.15 attached hereto, none of the Company and its Subsidiaries are party to any employment contract covering any Company Employee.

Section 3.16. Labor Matters.

(a) Except as set forth in Exhibit 3.16 attached hereto, as of the date hereof, none of the Company and its Subsidiaries are party to any collective bargaining agreement with any labor union or organization pertaining to employees of the Company or any of its Subsidiaries and, except as set forth in the collective bargaining agreements listed in Exhibit 3.16 attached hereto, as of the date hereof, no labor union or organization is recognized as the collective bargaining representative of employees of the Company or any of its Subsidiaries. As of the date hereof, (i) no labor organization has made a pending demand to the Company or any of its Subsidiaries for recognition as the bargaining representative of any employees of the Company or any of its Subsidiaries, (ii) there are no representation petitions pending before the National Labor Relations Board with respect to employees of the Company or any of its Subsidiaries and (iii) to the Knowledge of Seller, no union organizing activities are in progress with respect to employees of the Company or any of its Subsidiaries. True, complete and correct copies of all collective bargaining agreements pertaining to employees of the Company and its Subsidiaries, including any amendments or material side letters thereto, have been delivered to Buyer by Seller.

(b) As of the date hereof, except as set forth in Exhibit 3.16 attached hereto: (i) there are no pending or, to Seller’s Knowledge, proposed or threatened strikes or lockouts involving employees of the Company or any of its Subsidiaries; (ii) there is no strike, formal grievance, arbitration proceeding, general slowdown, work to rule or work stoppage, or charge of unfair labor practice pending before a court, regulatory body or arbitration tribunal or, to Seller’s Knowledge, proposed or threatened against or affecting the Company or any of its Subsidiaries; and (iii) there are no charges or complaints of discrimination pending or, to Seller’s Knowledge, proposed or threatened against the Company or any of its Subsidiaries before the United States Equal Employment Opportunity Commission or any other federal, state, local or foreign agency, board or tribunal.

(c) With respect to the Company and its Subsidiaries, there has been no “mass layoff” or “plant closing,” as defined by WARN, within six (6) months prior to the Closing Date.

Section 3.17. Compliance with Law. The conduct of the respective businesses of the Company and its Subsidiaries and their use of their respective assets does not materially violate or conflict with any Law. All material Permits required by the Company and its Subsidiaries to use their assets and to carry on and conduct their respective businesses as currently conducted by them have been obtained, are in full force and effect and are being complied with in all material respects, and neither the Company nor any of its Subsidiaries is in material default or violation of any term, condition or provision of any material Permit to which it is a party. Except as set forth in Exhibit 1.58 attached hereto, consummation of the transactions contemplated by this Agreement will not, with respect to any material Permit, require the consent or approval of, or any filing with, any governmental, regulatory or self-regulatory Person, and all such material Permits will continue in full force and effect immediately after the Effective Time of Closing in accordance with their terms.

Section 3.18. Environmental Matters.

(a) Certain Definitions. For purposes of this Section 3.18:

(i) “Environmental Laws” shall mean any and all Laws regulating, relating in any way to or imposing liability or standards of conduct concerning the environment, natural resources, Hazardous Materials or human health as in effect as of Closing.

(ii) “Environmental Permits” shall mean any and all Permits required by or issued under any Environmental Law.

(iii) “Hazardous Materials” shall mean any hazardous material, hazardous waste, infectious medical waste, hazardous or toxic substance defined, regulated, limited or prohibited in any way by or pursuant to any Environmental Law, or any constituent thereof, including, without limitation, petroleum or petroleum products, by-products or derivatives, natural or synthetic gas, asbestos in any form, asbestos containing materials, polychlorinated biphenyls, animal waste, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law.

(iv) “Release” shall mean any releasing, spilling, emitting, leaking, depositing, disposing, discharging, dispersing, leaching, injecting, pumping, pouring, dumping, escaping, emptying, seeping, placing or migrating of Hazardous Materials into or through the environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, that is not authorized by or under any applicable Environmental Law.

(b) Except as set forth in Exhibit 3.18 attached hereto:

(i) the conduct of the respective businesses of the Company and its Subsidiaries and their use of the Real Property does not materially violate any Environmental Law and, to the Knowledge of Seller, no prior owner or operator of such Real Property has, in connection with the use or occupancy thereof, materially violated any Environmental Law;

(ii)(A) all material Environmental Permits required with respect to the conduct of the businesses of the Company and its Subsidiaries and their use of the Real Property have been obtained, are in full force and effect and are being complied with in all material respects; (B) neither the Company nor any of its Subsidiaries is in material default or violation of any term, condition or provision of any material Environmental Permit to which it is a party; (C) there is no investigation or action pending, or, to the Knowledge of Seller, alleged or threatened against the Company or any of its Subsidiaries to unilaterally revoke or modify such Environmental Permits; (D) consummation of the transactions contemplated by this Agreement will not, with respect to any material Environmental Permit, require the consent or approval of, or any filing with, any governmental, regulatory or self-regulatory Person, and all such material Environmental Permits will continue in full force and effect immediately after the Effective Time of Closing in accordance with their terms; and (E) Exhibit 1.58 includes a true and complete list of all such material Environmental Permits;

(iii) neither the Company nor its Subsidiaries, nor any Real Property currently or formerly owned, leased, used or operated by the Company or its Subsidiaries or, to the Knowledge of Seller, any of their respective predecessors, is subject to any pending or, to the Knowledge of Seller, threatened judicial, administrative or arbitral proceeding, investigation, claim, suit, action, litigation, order, judgment, decree or settlement relating to or arising under any Environmental Law, and, to the Knowledge of Sellers, no material facts, circumstances, or conditions exist that would reasonably be expected to form the basis of any such proceeding, investigation, claim, suit, action, litigation, order, judgment, decree or settlement;

(iv) there has been no Release of any Hazardous Material by Seller, the Company, any of its Subsidiaries or any Person acting on behalf of any of them, or to the Knowledge of Sellers, any other Person, at any Real Property, currently or, to the Knowledge of Seller, previously owned, leased, used or operated by the Company, its Subsidiaries or any of their respective predecessors or, to the Knowledge of Sellers, at any third-party location to which the Company, its Subsidiaries or their respective predecessors transported or arranged for the disposal or treatment of Hazardous Materials, except as which would not reasonably be expected to give rise to any material liabilities or obligations under Environmental Law;

(v) none of Seller, the Company or its Subsidiaries have received any written notices or claims alleging that it is a responsible party pursuant to 42 U.S.C. Section 9601 et seq., or any state superfund law, in connection with the Real Property or the businesses of the Company or its Subsidiaries; and

(vi) except as set forth in Exhibit 3.18 attached hereto, to the Knowledge of Seller there are no unregulated underground storage tanks or friable asbestos present on or under the Real Property.

(c) Notwithstanding any provision of this Agreement to the contrary, this Section 3.18 shall constitute the sole representations and warranties of Seller related to environmental matters.

Section 3.19. Related Party Transactions. Except as set forth in Exhibit 3.19 attached hereto, neither the Seller nor any of its controlled Affiliates (other than the Company and its Subsidiaries) (a) owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Company or any of its Subsidiaries or any organization which is a party to a Material Contract with the Company or any of its Subsidiaries, or (b) is a party to any Contract with the Company or any of its Subsidiaries.

Section 3.20. No Adverse Change. Except as set forth in Exhibit 3.20 attached hereto, except for the Asset Transfers and except as otherwise expressly contemplated herein, since September 30, 2007, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course and substantially in the same manner as heretofore carried on and have not:

(a)(i) issued, sold, transferred or pledged, or authorized or proposed the issuance, sale, transfer or pledge of, additional shares of capital stock of any class or interests, or securities convertible into any such shares or interests, or any rights, warrants or options to acquire any such shares or interests or other convertible securities or (ii) amended their charters or bylaws or merged or consolidated with or into any other entity;

(b) redeemed, purchased or otherwise acquired any outstanding shares of their capital stock;

(c) adopted any amendment to their respective governing documents;

(d) sold, transferred or otherwise disposed (including via dividend or distribution) of any of its property or assets including any intellectual property or proprietary rights, in each case, other than in the ordinary course of business consistent with past practice;

(e) entered into, modified or terminated any Contract with Seller or any of its Affiliates (other than the Company or any of its Subsidiaries);

(f) except for regular maintenance and other expenditures in the ordinary course of business, and except in accordance with the capital expenditures budget (or any immaterial cost-overruns associated therewith) for the Company and its Subsidiaries in effect on the date hereof, entered into any agreement or commitment involving an individual capital expenditure or commitment exceeding $1,000,000;

(g)(i) increased the annual level of compensation of any employee, director or executive officer or (ii) granted any bonus, benefit or other direct or indirect compensation to any employee, director or executive officer, other than routine increases in compensation and bonuses in the ordinary course of business consistent with past practices;

(h) cancelled or compromised any material debt or claim or waived or released any material right of the Company or any of its Subsidiaries, in each instance with a value in excess of $1,000,000;

(i) acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock, or acquired any other material assets, in each case, except in the ordinary course of business;

(j) entered into, amended or terminated any material Contract outside the ordinary course of business, or materially changed their respective business practices;

(k) except in the ordinary course of business, granted any performance guarantee to customers;

(l) instituted or settled any claim or lawsuit for an amount involving in excess of $1,000,000 in the aggregate or involving material equitable or injunctive relief;

(m)(i) borrowed, created, incurred, assumed or become subject to any indebtedness for borrowed money, except in the ordinary course of business and except for any intercompany debt payable to Seller and its Affiliates which shall be fully repaid by the Company and its Subsidiaries prior to Closing pursuant to Section 2.1(c) hereof or (ii) mortgaged, pledged or otherwise encumbered any of their assets or properties, except for Permitted Liens;

(n) suffered a Material Adverse Effect;

(o) made or changed any material Tax election, changed an annual accounting period, adopted or changed any material accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company or its Subsidiaries or surrendered any right to claim a refund of Taxes, if such election, adoption, change, agreement, settlement or surrender would have had the effect of increasing the future Tax liability or decreasing any future Tax asset of the Company or its Subsidiaries;

(p) taken any actions that constitute a “mass layoff” or “plant closing” within the meaning of WARN; or

(q) agreed to take any of the foregoing actions.

Section 3.21. No Broker. The Seller, the Company and its Subsidiaries are not committed to any liability or obligation for any brokers’ or finders’ fees or any similar fees in connection with the conveyance of the Stock to Buyer or the consummation of the transactions contemplated by this Agreement except Evercore Partners, and Seller will pay all fees due to Evercore Partners in connection with the transactions contemplated by this Agreement.

Section 3.22. Insurance. Exhibit 3.22 sets forth a list of the material policies of insurance currently maintained with respect to the respective businesses of the Company and its Subsidiaries (including any policies of insurance maintained for purposes of providing benefits such as workers’ compensation and employers’ liability coverage). All of such insurance policies are in full force and effect, and neither the Company nor any Subsidiary is in material default with respect to its obligations under any of such insurance policies. Except as set forth in Exhibit 3.22 attached hereto, no insurer has notified the Company or any Subsidiary in writing (including via email) that it intends to reduce coverage, increase premiums or fail to renew any existing policy or binder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that, as of the date hereof and as of the Closing Date:

Section 4.1. Organization of Buyer. Buyer is a corporation duly incorporated and validly existing under the laws of Brazil and has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

Section 4.2. Authorization; Enforceability. The execution, delivery and performance by Buyer of this Agreement, and of all of the documents and instruments required hereby from Buyer, are within the corporate power of Buyer and have been duly authorized by all necessary corporate action of Buyer. This Agreement is, and the other documents and instruments required hereby to which Buyer is a party will be, when duly executed and delivered by the parties hereto or thereto, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms.

Section 4.3. No Violation or Conflict. The execution, delivery and performance of this Agreement, and the other documents and instruments required hereby to which Buyer is a party, by Buyer do not and will not conflict with or violate any Law, judgment, order or decree binding on Buyer or the charter or bylaws of Buyer. Except for compliance with the HSR Act, any required disclosure under the Securities Exchange Act of 1934, as amended, and compliance with applicable Brazilian securities, merger control and antitrust Laws and regulations, no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement, and the other documents and instruments required hereby to which Buyer is a party, by Buyer or the consummation by Buyer of the transactions contemplated hereby. Except as set forth in Exhibit 4.3 attached hereto, the execution, delivery and performance of this Agreement, and the other documents and instruments required hereby to which Buyer is a party, do not and will not constitute a violation or breach of any contract to which Buyer is a party or by which Buyer is bound, or require the consent or approval of , or any notice to, any party to any such contract or give any party to any such contract a right of termination, cancellation, acceleration or modification thereunder, except where such violation or breach or the failure to obtain such consent or approval would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder.

Section 4.4. No Broker. Buyer has retained no broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement except JPMorgan Chase, and Buyer will pay all fees due to JPMorgan Chase in connection with the transactions contemplated by this Agreement.

Section 4.5. Purchase for Investment. Buyer is a sophisticated investor, represented by independent legal and investment counsel with experience in the acquisition and valuation of ongoing businesses and acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make an informed investment decision concerning its purchase of the Stock. Buyer acknowledges that the offer and sale of the Stock contemplated herein has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities Laws. Buyer is acquiring the Stock for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Stock in a manner that would violate the registration requirements of the Securities Act. Buyer agrees that the Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. Buyer is able to bear the economic risk of holding the Stock for an indefinite period (including total loss of its investment), and (either alone or together with its advisors and representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.6. Financing. Buyer will have on the Closing Date sufficient funds available (from effective credit facilities and/or cash on hand) to consummate the transactions contemplated herein.

Section 4.7. No Intermediary. Buyer represents and warrants that (a) it has not entered into, and has no plan or intention to enter into or to cause the Company or any of its Subsidiaries to enter into (except in the ordinary course of business of the Company and its Subsidiaries), negotiations with any third party regarding the sale, transfer, assignment, conveyance or other disposition of the Stock or any material assets of the Company and its Subsidiaries and (b) it has not acted or been engaged as an agent, broker, finder or intermediary on behalf of any Person with respect to the sale, transfer, assignment, conveyance or other disposition of the Stock or any assets of the Company and its Subsidiaries.

ARTICLE V

CERTAIN MATTERS PENDING THE CLOSING

Seller and Buyer covenant and agree that from and after the date of this Agreement and until the Closing Date:

Section 5.1. Carry on in Regular Course. Except as specifically contemplated by this Agreement and except as set forth on Exhibit 3.20 attached hereto, Seller shall cause the Company and its Subsidiaries to (a) carry on their respective businesses, including transactions with their respective Affiliates, in the ordinary course and substantially in the same manner as heretofore carried on (including the collection of receivables and the payment of payables); (b) comply in all material respects with applicable Laws; and (c) use their respective commercially reasonable efforts to preserve their assets, properties, businesses and relationships with employees, suppliers and customers. Without limiting the generality of the foregoing, Seller will cause the Company and each of its Subsidiaries not to take any action (or permit, agree or commit to take any action) prior to Closing that, if taken prior to the date of this Agreement, would require disclosure under Section 3.20 (No Adverse Change) or otherwise constitute a breach thereof, without the prior written consent of Buyer. Seller will advise Buyer promptly in writing of any change in the business, financial position, results of operations, assets or liabilities of the Company or its Subsidiaries constituting a Material Adverse Effect.

Section 5.2. Compensation. Without the prior written consent of Buyer or as otherwise expressly contemplated in this Agreement, Seller shall not permit the Company or its Subsidiaries to (a) grant any increases, except for increases in the ordinary course of business or as required by any existing Employee Benefit Plan or collective bargaining agreement, in the rate of pay of any employees of the Company and its Subsidiaries, (b) permit the Company and its Subsidiaries to institute any new Employee Benefit Plan, amend, alter or terminate, partially or completely, any Employee Benefit Plan or assume, enter into, amend, alter or terminate any collective bargaining agreement to which the Company or its Subsidiaries are a party or by which the Company or its Subsidiaries are affected or (c) hire any new employees or terminate the employment of any existing employees, except in the ordinary course of business or as required by Law or the terms of any existing Employee Benefit Plan or collective bargaining agreement.

Section 5.3. Compliance with Law. Seller shall cause the Company and its Subsidiaries to comply in all material respects with all applicable Laws and with all orders of any court or of any foreign, federal, state, municipal or other governmental Person binding upon the Company or its Subsidiaries (except for any such orders which are being contested by the Company or its Subsidiaries in good faith by appropriate proceedings).

Section 5.4. Access. At Buyer’s expense, Buyer and its authorized agents, officers and representatives shall have reasonable access to the employees, properties, books and records, Contracts, information and documents of the Company and its Subsidiaries to conduct such examinations and investigations of the Company and its Subsidiaries as Buyer deems necessary; provided, however, that such examinations and investigations: (a) shall be conducted only in the presence of a designated representative of Seller; (b) shall be conducted during the normal business hours of the Company and its Subsidiaries; and (c) shall not unreasonably interfere with the operations and activities of the Company and its Subsidiaries. Seller shall cause the Company and its Subsidiaries and their officers, employees, counsel, independent auditors and financial advisors to cooperate in all reasonable respects with Buyer’s examinations and investigations.

Section 5.5. Filings; Approvals and Consents; Cooperation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities, the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay, injunction or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Buyer and Seller shall file as soon as practicable after the date of this Agreement, and in any event by March 31, 2008, notifications under the HSR Act, shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors and consulting with the other party and its advisors on the contents thereof prior to filing or responding, and notifying the other party of and allowing the other party to participate in any substantive calls or meetings relating thereto. Buyer and Seller agree to use their respective commercially reasonable efforts to avoid the entry of (or, if entered, to lift, vacate or reverse) any order, decree, judgment or ruling of any court or Governmental Authority restraining or preventing the consummation of the transactions contemplated herein on the basis of any federal, state or local antitrust Laws; provided, that in no event shall Buyer or Seller be obligated under this Section 5.5 to take any action which is reasonably likely to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or have a material adverse effect on Buyer or Seller.

(c) Buyer and Seller each shall, upon request by the other, furnish the other with all information concerning itself, the Company and its Subsidiaries and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller, the Company and its Subsidiaries to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.

(d) Buyer and Seller shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of material notices or other material communications received by Buyer, Seller, the Company or its Subsidiaries, as the case may be, from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement.

(e) Buyer and Seller shall each pay its own expenses related to complying with this Section 5.5; provided, however, that if Buyer seeks approval under the HSR Act for, or otherwise indicates to applicable Governmental Authorities its intention to pursue, any other transactions in the beef industry prior to the satisfaction of the conditions set forth in Sections 6.4 and 7.4 of this Agreement, then Buyer shall promptly upon request reimburse Seller for all of its out-of-pocket costs, including the fees and expenses of Seller’s counsel, incurred in responding to any inquiries or requests (including a “second request” under the HSR Act) from the Antitrust Division of the Department of Justice, the Federal Trade Commission, any State Attorney General or other Governmental Authority. For the avoidance of doubt, Buyer shall pay the requisite filing fee under the HSR Act relating to the transactions contemplated in this Agreement.

Section 5.6. Publicity. All general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Company and its Subsidiaries and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Buyer and Seller; provided, however, that either Seller or Buyer shall be entitled to make a public announcement relating to the transactions contemplated herein if, in the opinion of its legal counsel, such announcement is required to comply with Law or applicable stock exchange rules and regulations.

Section 5.7. Confidentiality. Notwithstanding any other provision of this Agreement to the contrary, Buyer agrees that, unless and until the transactions contemplated herein are consummated, Buyer shall remain subject to all of the terms and conditions of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

Section 5.8. Title Insurance and Survey. The Company shall provide Buyer’s title company with any customary and reasonable owner’s affidavit or other assurances reasonably requested by such title company to issue owner’s title policies to Buyer; provided, however, that Seller shall not be required to pay any cost, fee or expense related thereto or make any indemnity or other assurance.

Section 5.9. Termination of Certain Intercompany Contracts. Prior to Closing, Seller shall cause the Company and its Subsidiaries to terminate those certain Contracts between one or more of the Company and its Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Company and its Subsidiaries), on the other hand, that are set forth on Exhibit 5.9 attached hereto.

Section 5.10. Update of Company Disclosure Schedule; Knowledge of Breach. Seller shall, as soon as reasonably practicable after it obtains knowledge thereof prior to the Closing Date, deliver to Buyer any information concerning a change or any event occurring subsequent to the date hereof and prior to the Closing Date that causes any Exhibit hereto to become incorrect or incomplete in any material respect or to otherwise correct or amend any Exhibit hereto to reflect such change or event, it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by Buyer of any of the conditions precedent to the Closing hereunder, including the condition contained in Section 6.3; provided, however, that in determining whether there is a breach of any representation or warranty contained in Article III for purposes of the indemnification to be provided by Seller pursuant to Article VIII, such representation or warranty shall be qualified by any information provided pursuant to this Section 5.10 if, (a) Seller stipulates that such information, individually or in the aggregate, would prevent the condition set forth in Section 6.3 from being satisfied, and (b) Buyer waives the satisfaction of the condition set forth in Section 6.3 with respect to such information.

Section 5.11. Certain Notices. Until the Closing, Seller shall give notice to the Buyer, and the Buyer shall give notice to Seller, of any representation or warranty made by it or the other party contained in this Agreement becoming untrue or inaccurate in any material respect or the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 5.12. Landlord Estoppels. Seller shall use its commercially reasonable efforts to obtain from landlords of Real Property leased by Seller, the Company or its Subsidiaries and constituting Material Contracts, estoppel certificates confirming whether there are any defaults or outstanding amounts owed thereunder.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

Each and every obligation of Buyer to be performed at the Closing shall be subject to the satisfaction prior to or at the Closing, or waiver by Buyer, of the following express conditions precedent:

Section 6.1. Compliance with Agreement. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or at the Closing.

Section 6.2. No Injunction or Restraint. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated herein or making the consummation of the transactions contemplated herein illegal (collectively, “Restraints”) shall be in effect and shall have become final and nonappealable.

Section 6.3. Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct (excluding all qualifications as to “materiality,” “Material Adverse Effect” or any similar phrase) as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except as to any representation or warranty that specifically relates to an earlier date, which representation or warranty shall be true and correct as of such earlier date), except for such breaches and inaccuracies thereof which do not, in the aggregate, constitute a Material Adverse Effect.

Section 6.4. Antitrust Filings. The “waiting period” applicable to the transactions contemplated by this Agreement which are imposed by the HSR Act and regulations promulgated thereunder shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

Section 6.5. Consents. All consents, approvals, certificates and authorizations required to be obtained by Seller, the Company and its Subsidiaries or Buyer in connection with the sale of the Stock that are specifically identified on Exhibits 3.3, 3.7 and 4.3 attached hereto shall have been obtained.

Section 6.6. Deliveries at Closing. Seller shall have delivered to Buyer the following documents, each properly executed by each party thereto and dated as of the Closing Date: (a) executed resignations of those officers and directors of the Company and its Subsidiaries who are designated by Buyer; (b) Seller’s Closing Certificate; (c) Seller’s Secretary’s Certificate; (d) the Cattle Supply and Custom Feeding Agreements; (e) the Non-Competition Agreements; and (f) the certificates representing the Stock together with a duly executed stock power therefor to convey the Stock to Buyer.

Section 6.7. Five Rivers LLC. The Company shall have obtained direct or indirect ownership of 100% of the ownership interests of Five Rivers LLC free and clear of all Liens.

Section 6.8. Release of Liens. Seller shall have caused the Company and its Subsidiaries to have released, removed or cancelled all of the Liens to be Released Prior to Closing.

Section 6.9. Absence of Proceedings. There shall not be pending or threatened in writing any proceeding by any Governmental Authority challenging or seeking to restrain or prohibit any of the transactions contemplated by this Agreement.

Section 6.10. FIRPTA Affidavit. The Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b) of the Code (the “FIRPTA Affidavit”).

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

Each and every obligation of Seller to be performed at the Closing shall be subject to the satisfaction prior to or at the Closing, or waiver by Seller, of the following express conditions precedent:

Section 7.1. Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or at the Closing.

Section 7.2. No Injunction or Restraint. No Restraint shall be in effect and shall have become final and nonappealable.

Section 7.3. Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct (excluding all qualifications as to “materiality,” “Material Adverse Effect” or any similar phrase) as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except as to any representation or warranty that specifically relates to an earlier date, which representation or warranty shall be true and correct as of such earlier date), except for such breaches and inaccuracies thereof which will not, in the aggregate, have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement.

Section 7.4. Antitrust Filings. The “waiting period” applicable to the transactions contemplated by this Agreement which are imposed by the HSR Act and the regulations promulgated thereunder shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

Section 7.5. Deliveries at Closing. Buyer shall have delivered to Seller the following documents, each properly executed by each party thereto and dated as of the Closing Date: (a) Buyer’s Closing Certificate; (b) the Cattle Supply and Custom Feeding Agreements; and (c)Buyer’s Secretary’s Certificate. In addition, Buyer shall pay the Initial Purchase Price to Seller at Closing in accordance with Section 2.2 hereof.

Section 7.6. Absence of Proceedings. There shall not be pending or threatened in writing any proceeding by any Governmental Authority challenging or seeking to restrain or prohibit any of the transactions contemplated by this Agreement.

Section 7.7. Consents. All consents, approvals, certificates and authorizations required to be obtained by Buyer, the Company and its Subsidiaries or Seller in connection with the purchase of the Stock that are specifically identified on Exhibits 3.3, 3.7 and 4.3 attached hereto shall have been obtained.

ARTICLE VIII

INDEMNIFICATION AND ADDITIONAL COVENANTS

Section 8.1. Seller’s Indemnity.

(a) Seller hereby agrees to indemnify and hold Buyer, the Company and its Subsidiaries harmless from and against, and agrees to defend promptly Buyer, the Company and its Subsidiaries from and to reimburse Buyer, the Company and its Subsidiaries for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys’ fees and other legal costs and expenses (hereinafter referred to collectively as “Losses”), that Buyer, the Company and its Subsidiaries may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the representations and warranties made by Seller in this Agreement, (ii) any failure by Seller to perform any of its covenants and obligations set forth in this Agreement or in any agreement, document or instrument delivered pursuant hereto (iii) the Excluded Assets, the obligations arising from and after the Effective Time of Closing under the Excluded Contracts assigned to Seller or its Affiliatesor Excluded Liabilities and (iv) those matters set forth in Exhibit 8.1 attached hereto; provided, however, that Seller shall not be required to indemnify Buyer, the Company and its Subsidiaries pursuant to Section 8.1(a)(i) hereof in respect of the representations and warranties made by Seller unless such right to indemnification is asserted by Buyer, the Company or its Subsidiaries (whether or not such Losses have actually been incurred) by written notice to Seller within the following time periods:

(w) with respect to the representations and warranties set forth in Section 3.14 (Tax Matters) and Section 3.15 (Employee Benefit Plans) hereof, within the applicable statute of limitations with respect to the underlying Law which forms the basis of such claim (including all extensions thereof agreed to with Tax authorities);

(x) with respect to the representations and warranties set forth in Section 3.4 (Title to Stock), Section 3.6 (Capitalization of the Company and its Subsidiaries) and the first sentence of Section 3.8 (Title to and Sufficiency of Assets) hereof, without time limitations;

(y) with respect to the representations and warranties set forth in Section 3.18 (Environmental Matters) hereof, within five years after the Closing Date; and

(z) with respect to all other representations and warranties set forth in Article III hereof, within 18 months after the Closing Date.

Notwithstanding the foregoing, except with respect to Income Taxes (indemnification of which is governed by Section 8.5), Seller shall not be required to indemnify Buyer, the Company and its Subsidiaries pursuant to Section 8.1(a)(i) in respect of the representations and warranties made by Seller: (i) for any individual claim with respect to Losses that does not, or any related collection of claims that in the aggregate do not, exceed $25,000 (the “Minimum Claim”), which claims shall not be applied to or considered for purposes of calculating the Basket and the Cap; and (ii) unless and until the amount of all Losses for which indemnification is sought hereunder first exceeds $2,500,000 (the “Basket”), in which event only Losses in excess of $2,500,000 shall be subject to indemnification. Seller’s aggregate obligation pursuant to Section 8.1(a)(i) shall in no event exceed $100,000,000 (the “Cap”). Notwithstanding anything contained herein to the contrary, the limitations of Seller’s indemnification obligations set forth in the immediately preceding two sentences shall not apply to indemnification sought under Section 8.1(a)(i) with respect to breaches of any representations or warranties contained in Sections 3.1 (Organization of Seller), 3.2 (Authorization; Enforceability), 3.4 (Title to Stock), 3.6 (Capitalization of the Company and its Subsidiaries), the first sentence of 3.8 (Title to and Sufficiency of Assets) and 3.21 (No Broker).

(b) The amounts for which Seller shall be liable under Section 8.1(a) hereof shall be net of any insurance proceeds received by Buyer, the Company and its Subsidiaries in connection with the facts giving rise to the right of indemnification.

(c) In the event a claim against Buyer, the Company and its Subsidiaries arises that is covered by the indemnity provisions of Section 8.1(a) of this Agreement, notice shall be promptly given by Buyer, the Company or its Subsidiaries to Seller; provided, however, that Buyer’s failure to notify or delay in notifying Seller shall not relieve Seller from any liability that it may have to Buyer, except to the extent that Seller is materially prejudiced by such failure or delay and then only to the extent of such prejudice. Provided that Seller admits in writing to the party seeking indemnification that such claim is covered by the indemnity provisions of Section 8.1(a) hereof, Seller shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless Seller requests and Buyer agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Seller; provided, however, that Seller may not, without the consent of the indemnified party (which consent shall not be unreasonably withheld), enter into any settlement or consent to entry of any judgment that (i) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to the indemnified party of an unconditional release from all liability with respect to such claim (and any potential similar or analogous claims), (ii) involves any non-monetary relief or remedy, including any restrictions on the indemnified party’s ability to operate or compete, or (iii) involves any admission of violation of Law. Buyer may select counsel to participate in any defense, in which event Buyer’s counsel shall be at the sole cost and expense of Buyer. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

(d) Except for instances of fraud or willful misconduct and as set forth in Sections 8.3 and 8.5 hereof, this Section 8.1 shall be the sole remedy of Buyer, the Company and its Subsidiaries against Seller after Closing for any claim arising in connection with this Agreement or the transactions contemplated herein. Seller’s representations and warranties made herein shall survive the Closing, but only to the extent and for such time as is necessary to enable Buyer, the Company and its Subsidiaries to enforce their rights to indemnification under this Section.

Section 8.2. Buyer’s Indemnity.

(a) Buyer hereby agrees to indemnify and hold Seller harmless from and against, and agrees to defend promptly Seller from and to reimburse Seller for, any and all Losses that Seller may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in this Agreement, (ii) any failure by Buyer to perform any of its covenants and obligations set forth in this Agreement or in any agreement, document or instrument delivered pursuant hereto, (iii) the obligations arising from and after the Effective Time of Closing under the Additional Contracts assigned to the Company or its Subsidiaries, and (iv) all liabilities of the Company and its Subsidiaries (whether arising before or after the Effective Time of Closing) except to the extent such liabilities or obligations are indemnifiable by Seller pursuant to Section 8.1(a)(i) hereof; provided, however, that Buyer shall not be required to indemnify Seller pursuant to Section 8.2(a)(i) hereof in respect of the representations and warranties made by Buyer unless such right is asserted (whether or not such Losses have actually been incurred) by written notice to Buyer within 18 months after the Closing Date.

(b) The amounts for which Buyer shall be liable under this Section 8.2(a) shall be net of any insurance proceeds received by Seller in connection with the facts giving rise to the right of indemnification.

(c) In the event a claim against Seller arises that is covered by the indemnity provisions of Section 8.2(a) of this Agreement, notice shall be promptly given by Seller to

Buyer; provided, however, that Seller’s failure to notify or delay in notifying Buyer shall not relieve Buyer from any liability that it may have to Seller, except to the extent that Buyer is materially prejudiced by such failure or delay and then only to the extent of such prejudice. Provided that Buyer admits in writing to Seller that such claim is covered by the indemnity provisions of Section 8.2(a) hereof, Buyer shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless Seller agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Buyer; provided, however, that Buyer may not, without the consent of the indemnified party (which consent shall not be unreasonably withheld), enter into any settlement or consent to entry of any judgment that (i) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to the indemnified party of an unconditional release from all liability with respect to such claim (and any potential similar or analogous claims), (ii) involves any non-monetary relief or remedy, including any restrictions on the indemnified party’s ability to operate or compete, or (iii) involves any admission of violation of Law. Seller may select counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of Seller. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

(d) Except for instances of fraud or willful misconduct and as provided in Sections 8.3, 8.4, 8.5, 8.6 and 8.8 hereof, this Section 8.2 shall be the sole remedy of Seller against Buyer after Closing for any claim arising in connection with this Agreement or the transactions contemplated herein. Buyer’s representations and warranties made herein shall survive the Closing, but only to the extent and for such time as is necessary to enable Seller to enforce its rights to indemnification under this Section.

Section 8.3. Employee Benefit Matters.

(a) From the Effective Time and until one year after the Closing Date, Buyer shall provide, and shall cause the Company and its Subsidiaries to provide, to all employees of the Company and its Subsidiaries as of the Closing Date, including employees who are on vacation, disability, family leave, layoff or other authorized leaves of absence that have been agreed or consented to by the Company or its Subsidiaries, as the case may be, or protected by Law and the eligible dependents thereof, compensation and employee benefits that are, in the aggregate, no less favorable than those provided to them immediately before the Closing. Except as provided in Section 8.3(b) and Section 8.4 hereof, Buyer is not obligated to provide any severance benefits upon cessation of employment. For purposes of the benefits provided by Buyer and the Company and its Subsidiaries that are described in this Section 8.3: (i) all vacation, sick leave and personal leave that is unpaid as of the Closing shall be honored; (ii) employees’ service with Seller, the Company and its Subsidiaries prior to the Closing shall be honored to the extent that service is relevant for purposes of eligibility, vesting and the calculation of vacation, sick days, paid time off, severance and similar benefits (but not for purposes of pension benefit accruals); (iii) service credit for purposes of the Family Medical Leave Act, similar state and local leave laws and vacation, sick and personal leave shall be honored to the extent such service has been credited by the Company or any of its Subsidiaries as of the Closing; and (iv) no exclusion for any pre-existing condition that is not excluded as of the date hereof under the applicable Employee Benefit Plan shall apply. From and after the Closing, Buyer shall, and shall cause the Company and its Subsidiaries to, apply prior periods of health insurance coverage towards any pre-existing condition limitations pursuant to the Health Insurance Portability and Accountability Act of 1996 and shall provide employees of the Company and its Subsidiaries with credit for co-payments and deductibles made during the calendar year in which the Closing occurs for purposes of satisfying any applicable co-payment and deductible requirement under any benefit plan maintained by Buyer or the Company and its Subsidiaries under which welfare benefits are provided to such employees on or after the Closing.

(b) Buyer shall cause the Company to honor, and pay benefits due in accordance with, the terms of the Smithfield Beef Group, Inc. Severance Plan as in effect on the Closing Date and the Smithfield Beef Group, Inc. Supplemental Severance Plan as in effect on the Closing Date (the “Supplemental Plan”). Buyer shall cause Five Rivers LLC to honor, and pay benefits due in accordance with, the terms of the Five Rivers Severance Guidelines (the “Guidelines”), as in effect on the Closing Date, for Five Rivers LLC employees who become entitled to benefits under the Guidelines on or before the date that is six months after the Closing Date and the Five Rivers Ranch Cattle Feeding LLC Supplemental Severance Plan (the “Five Rivers LLC Supplemental Plan”). Seller shall promptly reimburse the Company and Five Rivers LLC, as applicable, for benefits (severance, bonus and employer-subsidized COBRA coverage (i.e., the excess of the allowable COBRA premium over the amount paid by the employee for COBRA coverage, in accordance with the Supplemental Plan or the Five Rivers LLC Supplemental Plan), paid by the Company or Five Rivers LLC, as applicable, pursuant to the Supplemental Plan and the Five Rivers LLC Supplemental Plan, reduced by the value of the tax deduction allowable to the Company or a Subsidiary with respect to those benefits, plus any employment taxes imposed on the Company or Five Rivers LLC, as applicable, that are paid by the Company with respect to those benefits.

(c) Buyer shall establish or designate a defined contribution plan that satisfies the requirements of Section 401(a) of the Code (the “Buyer’s Plan”). Buyer agrees that employees of the Company or a Subsidiary who participate in the Smithfield Foods 401(k) Plan and the Smithfield Foods Bargaining 401(k) Plan (the “Seller’s Plans”) shall be permitted to rollover their accounts in the Seller’s Plans to the Buyer’s Plan; provided, however, that such rollover shall be conditioned upon receipt by Buyer, with respect to each Seller’s Plan, of (i) a copy of the most recent favorable IRS determination letter for such Seller’s Plan, or (ii) a letter from the Seller stating that such Seller’s Plan is intended to satisfy the requirements of Section 401(a) of the Code that a request for a favorable determination letter with respect to the Seller’s Plan is pending with the IRS and the Seller is not aware of any plan provision or operational issue that would result in the disqualification of the Seller’s Plan under Section 401(a) of the Code; and provided further, that such rollovers shall be in cash or cash and the promissory note evidencing any outstanding participant loan. With respect to any such employee who has an outstanding participant loan under the Seller’s Plans and while such employee’s account is held in the Seller’s Plans, Buyer shall cause the Company and the Subsidiaries to withhold payments on such loans from the employee’s compensation and to promptly remit the withholdings to the Seller’s Plans; provided, that Seller provides to Buyer (or previously provided to the Company or appropriate Subsidiary), the amounts that are required to be withheld from each employee’s compensation in a timely manner.

Section 8.4. WARN Matters. Buyer acknowledges that the employment related actions by the Company and its Subsidiaries before Closing may be considered in conjunction with any other “employment loss” (within the meaning of WARN) or other actions by the Company and its Subsidiaries on or after the Closing Date to result in a “mass layoff” or “plant closing” within the meaning of WARN. Subject to the following sentence, Buyer agrees to be solely responsible for, and to indemnify and hold Seller harmless from, all liabilities and obligations, including attorneys’ fees, under WARN or any other Law requiring notice prior to termination of employment, and the payment of severance pay, wages or benefits, subject to Section 8.3(b) hereof, as a result of or with respect to (a) the transactions contemplated by this Agreement, (b) layoffs, employment terminations or other employment related actions or omissions occurring after the Closing Date (whether such actions alone or in conjunction with the employment related actions by the Company and its Subsidiaries before Closing give rise to such liabilities or obligations) and (c) layoffs, employment terminations or other employment related actions or omissions occurring prior to the Closing Date, if such liabilities or obligations arise as a result of “employment loss” (within the meaning of WARN) or other actions taken by Buyer or the Company or its Subsidiaries on or after the Closing Date. Buyer’s commitment in the preceding sentence is contingent upon (i) Seller providing Buyer with a list of all employees whose employment has been individually terminated or who have been laid off or otherwise suffered an employment loss within the 90-day period preceding the Closing, such list to be provided at least 10 days prior to the Closing and updated and delivered to Buyer on the Closing Date and (ii) Seller’s satisfaction of its obligations under clause (c) of Section 5.2 hereof.

Section 8.5. Tax Matters.

(a) Transfer Taxes. All sales, transfer (including, without limitation, real estate transfer Tax), recording, deed, stamp, registration, documentary, conveyancing, franchise, property, notarial, grantor or grantee Taxes (but not including any Income Taxes) in connection with the effectuation of the transfer of the Stock, whether imposed on Buyer, Seller or the Company or its Subsidiaries, shall be paid by Buyer. The parties shall cooperate to comply with all Tax Return requirements for such Taxes contemplated by this Section and shall provide such documentation and take such other actions as may be necessary to minimize the amount of any such Taxes.

(b) Federal Income Taxes in General.

(i) The income and other Tax items of the Company and its Subsidiaries for periods ending on or before the Closing Date shall be included in the consolidated Federal Income Tax Return of the affiliated group, within the meaning of Section 1504(a) of the Code, of which Seller is a member (the “Seller Tax Group”). Except as otherwise provided in this Section 8.5, Seller shall be responsible for and shall hold Buyer harmless from any Federal Income Taxes of the Company and its Subsidiaries (including any amount payable by reason of Treasury Regulation § 1.1502-6 or successor regulation of similar import) to the extent not paid before Closing, and shall be entitled to any reductions in such Taxes or refunds (including interest), for taxable periods ending on or before or, with respect to the consolidated Federal Income Tax Return of the Seller Tax Group, including the Closing Date. If Buyer or the Company or any of its Subsidiaries receives any such refund, Buyer shall promptly pay (or cause the Company and its Subsidiaries to pay) the entire amount of the refund (including interest) to Seller.

(ii) Buyer and the Company and its Subsidiaries shall be responsible for and shall indemnify and hold Seller and the Seller Tax Group harmless from all Federal Income Taxes of the Company and its Subsidiaries for any taxable period beginning after the Closing Date and, with respect to prior taxable periods, for all Federal Income Taxes resulting from any action taken without Seller’s written consent by Buyer or any of its Affiliates (including the Company and its Subsidiaries) after the Closing (including, without limitation, actions taken outside the ordinary course of business and occurring on the Closing Date). Buyer and the Company and its Subsidiaries shall be entitled to all refunds of such Taxes (including interest).

(c) State Income Taxes in General.

(i) Seller shall be responsible for preparing and filing the State Income Tax Returns of the Company and its Subsidiaries for taxable periods ending on or before the Closing Date. Except as otherwise provided in this Section 8.5, Seller shall indemnify and hold Buyer and the Company and its Subsidiaries harmless from any State Income Taxes of the Company and its Subsidiaries (including any amount payable by reason of any applicable provision of state income Tax Law similar to Treasury Regulation § 1.1502-6), to the extent not paid before Closing, and shall be entitled to any reductions in such Taxes or refunds (including interest) for such taxable periods. If Buyer or the Company or any of its Subsidiaries receives any such refund, Buyer shall promptly pay (or cause the Company and its Subsidiaries to pay) the entire amount of such refund (including interest) to Seller.

(ii) Buyer and the Company and its Subsidiaries shall be responsible for and shall indemnify and hold Seller and the Seller Tax Group harmless from all State Income Taxes of the Company and its Subsidiaries for any taxable period beginning after the Closing Date and, with respect to prior taxable periods, for all State Income Taxes resulting from any action taken without Seller’s written consent by Buyer or any of its Affiliates (including the Company and its Subsidiaries) after the Closing (including, without limitation, actions taken outside the ordinary course of business and occurring on the Closing Date). Buyer and the Company and its Subsidiaries shall be entitled to all refunds of such Taxes (including interest).

(iii) If any of the Company and its Subsidiaries is required to file any State Income Tax Return for a taxable period covering days before and after the Closing Date, Buyer shall cause such Tax Return to be filed and shall be responsible for the payment of any State Income Tax for such period. However, Seller shall pay to Buyer or Buyer shall pay to Seller, as appropriate and as an adjustment to the Final Purchase Price, the amount by which the State Income Tax attributable to the period through the Closing Date exceeds or is less than the amount of such Tax paid (including payments of estimated Tax) on or before the Closing Date. The State Income Tax attributable to the period through the Closing Date shall be determined (A) as if that period were a separate taxable year, and (B) except as otherwise required by Law, by using the Tax accounting methods and Tax elections used by the Company and its Subsidiaries before the Closing Date. Buyer shall compute the amount of the State Income Tax attributable to the period through the Closing Date and shall notify Seller of such amount in writing no later than 30 days prior to the filing of any such State Income Tax Return. Within the 30-day period thereafter, Seller shall pay to Buyer or Buyer shall pay to Seller, as appropriate, the difference between (w) the amount of State Income Tax determined by Buyer as attributable to the portion of the period through the Closing Date, and (x) the amount of the State Income Tax for the taxable period paid (including payments of estimated Tax) on or before the Closing Date, unless within 30 days after such notification date, Seller notifies Buyer in writing that Seller disagrees with the computation of any such amount. In that case, Seller and Buyer shall proceed in good faith to determine the correct amount, and Seller’s payment to Buyer, or Buyer’s payment to Seller, shall be due the later of (y) the time specified in the immediately preceding sentence or (z) 10 days after Seller and Buyer agree to the amount payable.

(d) Section 338G. Notwithstanding any other provision of this Agreement, the parties agree that, if Buyer makes an election under Section 338(g) with respect to the Company or any of its Subsidiaries, Buyer shall prepare and file the returns for, be responsible for the payment of, indemnify and hold Seller harmless from, and be entitled to any refund (excluding any refund resulting from carrying back a loss or other Tax item to a period ending on or before the Closing Date) of any Taxes resulting from the election (and any corresponding election under state Law).

(e) Cooperation.

(i) Buyer agrees to cooperate and to cause the Company and its Subsidiaries to cooperate with Seller to the extent reasonably required after the Closing Date in connection with (A) the filing, amendment, preparation and execution of all Federal Income Tax Returns and State Income Tax Returns with respect to any taxable period of the Company or any of its Subsidiaries ending on or before the Closing Date, (B) contests concerning the Federal Income Tax or State Income Tax due for any such period and (C) audits and other proceedings relating to such Income Taxes with respect to any such period. Within a reasonable time (but not more than 10 days) after Buyer, the Company or any of its Subsidiaries receives official notice of any such contest, audit or other proceeding, Buyer shall notify Seller in writing of such contest, audit or other proceeding. In any case where the Company or any of its Subsidiaries is responsible under applicable Law for the defense of such contest, audit or other proceeding, Seller shall have the right to conduct the defense at its expense, whether such contest, audit or other proceeding commenced before or commences after the Closing Date. Notwithstanding

Seller’s obligations under the preceding provisions of this Section 8.5, Seller shall have no obligation to pay or to indemnify or hold Buyer or the Company and its Subsidiaries harmless from any Income Tax imposed or assessed as a result of (x) the failure of Buyer to notify Seller as required by this paragraph, if such failure adversely affects Seller’s ability to respond adequately in a timely manner to the notice of contest, audit or other proceeding, or (y) any action taken by Buyer or the Company or any of its Subsidiaries with respect to any contest, audit or other proceeding without Seller’s written consent.

(ii) The amount of any Income Tax indemnification otherwise payable by Seller under this Agreement shall be reduced by the amount or, in the case of a Tax benefit to be realized subsequently, the then-present value of any Federal Income Tax or State Income Tax benefit to Buyer or the Company or any of its Subsidiaries resulting from any adjustment to or change in any Tax item relating to the Company or any of its Subsidiaries for any taxable period ending before or including the Closing Date. Such present value shall be based on a discount rate of five percent (5%) per annum.

(iii) Seller agrees to make available to Buyer and the Company and its Subsidiaries records in the custody of Seller or of any member of the Seller Tax Group, to furnish other information and otherwise to cooperate to the extent reasonably required for the filing or audit of or other proceeding with respect to Federal Income Tax Returns and State Income Tax Returns relating to the Company or any of its Subsidiaries for any taxable period ending after the Closing Date. However, no loss, credit or other item of the Company or any of its Subsidiaries may be carried back without Seller’s written consent, which Seller may withhold in its absolute discretion, to a taxable period for which (A) any of the Company and its Subsidiaries and (B) Seller or any entity affiliated with Seller filed a consolidated, unitary, combined or similar Tax Return.

(iv) Seller agrees to cooperate with Buyer, and Buyer agrees to cooperate (and cause the Company and its Subsidiaries to cooperate) with Seller, to the extent necessary in connection with the filing of any Tax Return relating to the Buyer’s acquisition of the Company and its Subsidiaries.

(f) Payment of Accrued Income Taxes. Notwithstanding any other provision of this Agreement, Seller has the right to receive from the Company and its Subsidiaries accrued but unpaid Federal Income Taxes and State Income Taxes for taxable periods ending on or before the Closing Date. If funds for any such Taxes have not been paid by the Company and its Subsidiaries to Seller before Closing, such funds shall be payable (and Buyer shall cause such funds to be paid) upon Seller’s demand to the extent, and only to the extent, such Taxes are reflected as a liability on the Final Statement of Working Capital.

(g) Termination of Tax-Sharing Agreement. After the Closing, this Section 8.5 shall supersede any and all Tax-sharing or similar agreements to which (i) the Company and its Subsidiaries, on the one hand, and (ii) Seller or any of its Affiliates, on the other hand, are parties. Neither the Company, its Subsidiaries, Seller nor any such Affiliates shall have any obligation or right with respect to each other under any such prior agreement after the Closing.

(h) Other Tax Returns and Taxes. The Company and its Subsidiaries (and not Seller) shall be responsible for preparing and filing all Tax Returns of the Company and its Subsidiaries other than those Tax Returns to which Sections 8.5(a) through 8.5(d) apply (“Other Tax Returns”). Except as otherwise required by Law or expressly agreed in writing by Seller and Buyer, (i) each Other Tax Return filed after the Closing Date for any period ending on or before or including the Closing Date shall be based on the same accounting methods and Tax elections as used for the same type of Other Tax Return filed most recently before the Closing Date, and (ii) no amended Other Tax Return may be filed for a period ending on or before or including the Closing Date.

(i) Relationship of Section 8.5 to Sections 8.1 and 8.2. Any conditions or limitations set forth in Section 8.1 or 8.2 with respect to the monetary amount of claims or liability shall not apply to any claim or liability to which this Section 8.5 applies or to any breach of any obligation under this Section 8.5. In the event of any inconsistency between provisions of Section 8.1 or 8.2 and Section 8.5, this Section 8.5 shall control. Seller shall have no liability under this Agreement for any Taxes of the Company and its Subsidiaries except (i) as otherwise expressly provided in this Section 8.5 with respect to Federal Income Taxes and State Income Taxes of the Company and its Subsidiaries and (ii) solely with respect to other Taxes, as provided in Section 8.1 hereof for inaccuracy or breach of a representation or warranty made by Seller in Section 3.14 hereof.

(j) Notwithstanding any other provision of this Agreement, the covenants and obligations set forth in this Section 8.5 shall survive until, and any claim for indemnification with respect thereto must be made prior to, the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

Section 8.6. Indemnity Amounts to be Computed on After-Tax Basis. The amount of any indemnification payable under any of the provisions of this Article VIII shall be (i) net of any Federal Income Tax or State Income Tax benefit realized or the then-present value (based on a discount rate of five percent per annum) of any such Income Tax benefit to be realized by the indemnified party (or, where Buyer is the indemnified party, the Company and its Subsidiaries) by reason of the facts and circumstances giving rise to the indemnification, and (ii) increased by the amount of any Federal Income Tax or State Income Tax required to be paid by the indemnified party on the accrual or receipt of the indemnification payment (including any amount payable pursuant to this clause (ii)). For purposes of the preceding sentence, the amount of any State Income Tax benefit or cost shall take into account the Federal Income Tax effect of such benefit or cost.

Section 8.7. Records. Buyer shall cause the Company and its Subsidiaries to preserve and keep, free of charge, all original books, papers and records of the Company and its Subsidiaries relating to periods prior to the Closing Date for a period of no less than seven years following the Closing Date. Buyer agrees to permit Seller and its employees, attorneys, accountants, agents and designees access to such books, papers and records from and after the Closing Date for all reasonable purposes. Any such examination shall be at the expense of Seller, shall be performed at the place where such books, papers and records are regularly maintained and shall not interfere unreasonably with Buyer’s normal business activities. Buyer shall notify Seller at any time that it intends to destroy any or all of such books, papers and records, and Seller shall have the right to review and remove at Seller’s expense any of such books, papers and records.

Section 8.8. No Use of Excluded Intangibles. Buyer agrees that without Seller’s consent it will not, nor will it permit the Company and its Subsidiaries after the Closing Date to, make any use of any of the Excluded Intangibles including, without limitation, the names “Smithfield Foods, Inc.,” “Smithfield Beef” or the wordmark “Smithfield,” or any variation thereof in any manner; provided, that for up to ninety (90) days following the Closing Date, the

Company and its Subsidiaries may sell in the ordinary course of business any inventory bearing any of such marks as of the Effective Time of Closing; and provided further, that Buyer and the Company and its Subsidiaries shall indemnify and hold Seller harmless for any Losses suffered by Seller that are directly attributable to such use. As soon as reasonably practicable (but in any event, within two (2) Business Days) following the Closing, each of the Company and its Subsidiaries shall change its corporate name to a name that does not make use of any of the names, phrases or marks set forth in this Section, or any names confusingly similar to such names, phrases or marks.

Section 8.9. Cooperation in Third-Party Proceedings.

(a) Seller agrees that after the Closing, Seller shall provide such cooperation as Buyer, the Company and/or its Subsidiaries or their counsel may reasonably request in connection with any proceedings related to the conduct of the Company and its Subsidiaries prior to the Closing. Such cooperation shall include, without limitation, making employees of Seller available upon the reasonable request and at the expense of Buyer, the Company and/or its Subsidiaries, as the case may be, to consult with and assist Buyer, the Company and its Subsidiaries and their counsel in connection with any such proceedings and to prepare for and testify in any such proceedings, including depositions, trials and arbitration proceedings.

(b) Buyer agrees that after the Closing, Buyer shall provide and shall cause the Company and its Subsidiaries to provide such cooperation as Seller or its counsel may reasonably request in connection with any proceedings relating to the Company and its Subsidiaries to which Seller or any of its Affiliates is a party. Such cooperation shall include, without limitation, making employees of Buyer, the Company and its Subsidiaries available upon the reasonable request and at the expense of Seller to consult with and assist Seller and its counsel regarding any such proceedings and to prepare for and testify in connection with any such proceedings, including depositions, trials and arbitration proceedings.

Section 8.10. Further Assurances. Seller shall, from time to time after the Closing, at Buyer’s and/or the Company’s request, execute, acknowledge and deliver to such requesting Person other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as such requesting Person may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, the Stock, or to give effect to the transactions contemplated by this Agreement. Each of the parties hereto shall cooperate with the other and execute and deliver to the other party hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

Section 8.11. Disclaimer of Implied Warranties. Except as specifically set forth in this Agreement, Seller makes no representations or warranties of any kind or nature, expressed or implied (including, but not limited to, with respect to merchantability or fitness for any particular or ordinary purpose, or any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or its Subsidiaries), and any such other representations or warranties are hereby expressly disclaimed, it being understood that except as expressly set forth herein Buyer is acquiring the Stock and the Company and its Subsidiaries “as is” and “where is.”

Section 8.12. Non-Competition and Non-Solicitation.

(a) In consideration of the benefits of this Agreement to Seller and in order to induce Buyer to enter into this Agreement, Seller covenants and agrees that until the fifth anniversary of the Closing Date (such period, the “Non-Competition Period”), neither Seller nor any of its controlled Affiliates shall engage in the businesses of cattle feeding or cattle slaughtering within the United States in competition with any of the businesses of Buyer or any of its Subsidiaries as conducted as of the Closing Date without the express written consent of Buyer, provided, however, that this Section shall not be construed to apply to: (i) Seller’s ownership of less than an aggregate of 5% of any class of capital stock of any entity that is traded on a national securities exchange or inter-dealer quotation system; (ii) any non-affiliated person or entity that acquires Seller or substantially all of the assets of Seller in an arms-length transaction; (iii) any person or entity that acquires any subsidiary or discrete business operation of Seller (other than Seller or any of its controlled Affiliates); (iv) businesses acquired by Seller, so long as business activities that would otherwise be prohibited by this Section represent 30% or less of the acquired business’ revenues for the duration of the Non-Competition Period; (v) the solicitation by Seller or its Affiliates of customers of the Company, Buyer or Buyer’s Affiliates with regard to products and services other than those of the type referred to in this Section; and (vi) the matters set forth on Exhibit 8.12 attached hereto.

(b) The parties intend that the covenant contained in this Section 8.12 shall be deemed a series of separate covenants for each appropriate jurisdiction and for each year of the Non-Competition Period. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce all the separate covenants deemed included in this Section 8.12 on grounds that, taken together, they cover too extensive a geographic area or extend for too long of a period of time, the parties intend that those covenants (taken in order of the least populous jurisdictions with respect to geography) that, if eliminated, would permit the remaining separate covenants to be enforced in that proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 8.12.

(c) Seller covenants and agrees that during the Non-Competition Period it shall not, and shall cause its controlled Affiliates not to, solicit, induce or attempt to persuade any employee or agent of the Company, Buyer or any of their respective Subsidiaries to terminate his or her employment or agency relationship; provided, however, that nothing contained in this Agreement shall prohibit Seller or any of its controlled Affiliates from placing a general advertisement or from employing individuals who respond to any such advertisement whether or not such individuals are then employed by Buyer or any of its Subsidiaries, or from employing any individual who contacts Seller or any of its controlled Affiliates on an unsolicited basis.

Section 8.13. Release of Seller Guarantees. Buyer shall use its commercially reasonable efforts to obtain, at or prior to the Closing Date, at its own cost and expense the full release of Seller and all of its Affiliates as guarantors of the obligations of the Company and its Subsidiaries under the guarantees set forth on Exhibit 8.13 attached hereto. If any such releases are not obtained at or prior to Closing, Buyer shall continue to use its commercially reasonable efforts from and after the Effective Time of Closing to obtain, at its own cost and expense, the full release of Seller and all of its Affiliates as guarantors of the obligations of the Company and its Subsidiaries under the guarantees set forth on Exhibit 8.13 attached hereto, and Buyer shall indemnify and hold harmless Seller from any and all Losses Seller may incur from and after the Effective Time pursuant to any such guarantees.

Section 8.14. Five Rivers LLC Closing Date Balance Sheet.

(a) Following the Closing, Buyer shall cause the Company and its Subsidiaries to cooperate with Seller and Continental Grain Company (“Conti”) and provide Seller and Conti and their respective advisors with reasonable access (during normal business hours) to all of the Company’s and its Subsidiaries’ books and records necessary or useful for assessing the Closing Company Working Capital and Closing Company Asset Value (as such terms are defined in the Purchase Agreement, dated the date hereof, by and among Conti, Contibeef LLC, Seller and MF Cattle Feeding, Inc. (the “Five Rivers Purchase Agreement”)). Without limiting the preceding sentence, Buyer shall cause the Company and its Subsidiaries to make available to Seller and Conti and their respective advisors all work papers and other documents or information used in preparing the Estimated Statement of Working Capital, the draft Final Statement of Working Capital and the Final Statement of Working Capital, to the extent such work papers are relevant to the calculation of Closing Company Working Capital or Closing Company Asset Value.

(b) Buyer shall (i) prepare a balance sheet for Five Rivers LLC as of the Closing Date (the “Five Rivers Closing Date Balance Sheet”) in a manner consistent with and using the same methodologies, practices, accounting applications and assumptions used in the preparation of the Illustrative Company Balance Sheet (as such term is defined in the Five Rivers Purchase Agreement), (ii) deliver to Seller such Five Rivers Closing Date Balance Sheet simultaneously with the delivery by Buyer to Seller of the draft Final Statement of Working Capital pursuant to Section 2.3(a) hereof, (iii) provide reasonable access (during normal business hours) to Seller and Conti and their respective advisors to all books and records, relevant personnel, consultants and advisors (including independent auditors) of Five Rivers LLC or Buyer reasonably necessary for Seller and Conti to review and verify the accuracy of the draft

Five Rivers Closing Date Balance Sheet and (iv) reasonably cooperate with any accounting firm selected pursuant to the Five Rivers Purchase Agreement to resolve any dispute relating to the Five Rivers Closing Date Balance Sheet or the determination of the Closing Company Working Capital or Closing Company Asset Value. Seller shall reimburse Buyer for its reasonable out-of-pocket expenses incurred solely to comply with this Section 8.14.

Section 8.15. Tolleson Bone Rendering Facility Repair.

(a) Prior to the Effective Time of Closing, Seller shall use commercially reasonable efforts to cause the Company to repair the Tolleson bone rendering facility to the extent necessary for such facility to be capable of conducting its operations, in all material respects, as they were conducted immediately prior to the June 2007 fire at such facility, and Seller shall reimburse Buyer and the Company for all reasonable out-of-pocket expenses incurred by the Company to complete such repairs, subject to Section 8.15(c) hereof.

(b) If such repairs are not completed prior to the Effective Time of Closing, Seller shall reimburse Buyer and the Company for all reasonable out-of-pocket expenses incurred after the Effective Time of Closing to complete such repairs, subject to Section 8.15(c) hereof.

(c) Seller’s aggregate obligation to reimburse the Company pursuant to Sections 8.15(a) and (b) hereof shall in no event exceed $1,500,000.

ARTICLE IX

TERMINATION

Section 9.1. Termination. Time is of the essence of this Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned only as follows:

(a) at any time prior to the Closing Date by mutual written agreement of Seller and Buyer;

(b) by Buyer at any time prior to the Closing Date if any of the conditions set forth in Article VI of this Agreement shall be incapable of being fulfilled by the first anniversary of the date hereof, provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Article VII not being satisfied;

(c) by Seller at any time prior to the Closing Date if any of the conditions set forth in Article VII of this Agreement shall be incapable of being fulfilled by the first anniversary of the date hereof, provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Article VI not being satisfied; or

(d) by Seller or Buyer at any time after the first anniversary of the date hereof if, by the date of such termination and despite substantial adherence to the terms of this Agreement by such party, Closing has not occurred.

Section 9.2. Rights on Termination; Waiver.

(a) If this Agreement is terminated pursuant to Section 9.1 hereof, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other (except any liability of any party then in breach of its obligations hereunder, as to which the party not in breach shall retain all rights and remedies to which it may be entitled at law or in equity); provided, however, that the parties’ obligations contained in Sections 3.21, 4.4, 5.6, 5.7, Article IX and Article X of this Agreement shall survive any such termination.

(b) If any of the conditions set forth in Article VI of this Agreement have not been satisfied, Buyer may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby. If any of the conditions set forth in Article VII of this Agreement have not been satisfied, Seller may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby.

ARTICLE X

MISCELLANEOUS

Section 10.1. Entire Agreement; Amendment; No Waiver. Except as set forth in Section 5.7 hereof, this Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the final and entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, undertakings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of, and no election under, this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 10.2. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other advisors and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

Section 10.3. Governing Law; Consent to Jurisdiction; Voluntary Waiver of Jury Trial.

(a) This Agreement and the transactions contemplated herein, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(b) Each of the parties (i) irrevocably submits itself to the personal jurisdiction of any federal court sitting in the borough of Manhattan, New York, New York, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of such suit, action or proceeding must be brought, heard and determined exclusively in such courts, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any action, suit or proceeding, including any appeal thereof.

(d) Each of the parties agrees that service of any process, summons, notice or document in accordance with Section 10.5 hereof shall be effective service of process for any action, suit or proceeding brought against it; provided, that nothing in the foregoing sentence shall affect the right of any party to serve legal process in any other manner permitted by law. Buyer, and any permitted assignee of Buyer that is not organized under the laws of a state of the United States of America, hereby appoints CT Corp at its registered address of 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent for service of process.

(e) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3(e).

Section 10.4. Assignment. This Agreement and each party’s respective rights hereunder may not be assigned or delegated at any time except as expressly set forth herein without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights hereunder to a direct or indirect, wholly-owned subsidiary of Buyer, provided that, concurrently with such assignment, Buyer shall have executed and delivered to Seller the JBS Guarantee.

Section 10.5. Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or one (1) Business Day after having been sent by overnight delivery service, or three (3) Business Days after the date when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at its address set forth below or to such other address as a party shall have designated by notice in writing to the other parties in the manner provided by this Section:

If to Seller:	Smithfield Foods, Inc.
499 Park Avenue
6th Floor
New York, New York 10022
	Attention:	Richard J. M. Poulson,
Executive Vice President
	Facsimile:	(212) 758-2100

With copy to:	Gary E. Thompson, Esq.
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
	Facsimile:	(804) 788-8218

If to Buyer:	JBS S.A.
Av. Marginal Direita do Tiete, 500
Vila Jaguara
Sao Paulo – SP
Brazil
05118-100
	Attention:	Chief Executive Officer
	Facsimile:	+011 55 11 314 44035

With a copy to:	Michael Gilligan, Esq.
Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
	Facsimile:	(212) 610-6399

Section 10.6. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 10.7. Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases, Employee Benefit Plans or other understandings or arrangements shall refer to oral as well as written matters.

Section 10.8. Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

Section 10.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, without the necessity of posting bonds or other undertaking in connection therewith. The parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the parties hereby waive any such requirement of such a bond or undertaking.

Section 10.10. No Reliance. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as set forth in Section 8.3 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, except as set forth in Section 8.3 hereof, the parties agree that no third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. Buyer and Seller assume no liability to any third party because of any reliance on the representations, warranties and agreements of Buyer and Seller contained in this Agreement.

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

SMITHFIELD FOODS, INC.

By:	/s/ Richard J.M. Poulson
Richard J.M. Poulson
Executive Vice President

JBS S.A.

By:	/s/ Joesley Mendonca Batista
Its:	Presidente